EXHIBIT 10.3

Execution Version

ASSET PURCHASE AGREEMENT

by and between

Zinnia Distributor Solutions LLC, as Purchaser,

and

Ebix, Inc., as Seller

Dated as of December 18, 2023

Table of Contents

ARTICLE 1 DEFINED TERMS		2

1.1	Defined Terms	2

1.2	Other Definitional and Interpretive Matters	14

ARTICLE 2 THE PURCHASE AND SALE; CLOSING		17

2.1	Purchase and Sale	17

2.2	Excluded Assets	19

2.3	Assumption of Liabilities	20

2.4	Excluded Liabilities	21

2.5	Excluded Contracts	21

2.6	Nontransferable Assets and Liabilities	21

2.7	Closing	22

2.8	Closing Deliveries of the Parties	22

2.9	Purchase Price; Assumed Liabilities; Deposits	23

2.10	Pre-Closing Statement	24

2.11	Post-Closing Purchase Price Adjustment and Payments	25

2.12	Preparation of Closing Statements	28

2.13	Transfer Taxes	29

2.14	Allocation of Purchase Price	29

2.15	Escrow Accounts	30

2.16	Local Transfer Agreements	31

2.17	Withholding	31

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER		31

3.1	Organization, Good Standing and Other Matters; Subsidiaries	32

3.2	Authority and Enforceability	32

3.3	No Conflict; Required Filings and Consents	32

3.4	Sufficiency of Transferred Assets	33

3.5	Compliance With Laws; Permits	33

3.6	Litigation	33

3.7	Real Property; Personal Property	33

3.8	Assigned Contracts	34

3.9	Tax Matters	34

3.10	Affiliate Transactions	35

i

3.11	Labor Matters	35

3.12	Employee Benefits	36

3.13	Insurance	37

3.14	Intellectual Property	37

3.15	Brokers and Finders	39

3.16	Foreign Corrupt Practices Act	39

3.17	OFAC	39

3.18	Material Customers	40

3.19	No Other Representations or Warranties	40

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER		40

4.1	Organization, Good Standing and Other Matters	40

4.2	Authority and Enforceability	41

4.3	No Conflict: Required Filings and Consents	41

4.4	Financing	41

4.5	Solvency	42

4.6	Litigation	42

4.7	Brokers and Finders	42

4.8	Investigation and Agreement by Purchaser; Non-Reliance of Purchaser; No Other Representations and Warranties	42

4.9	No Other Representations or Warranties	43

ARTICLE 5 BANKRUPTCY COURT MATTERS		43

5.1	Competing Transaction	43

5.2	Bankruptcy Court Filings	43

5.3	Assumption of Assigned Contracts	44

ARTICLE 6 PRE-CLOSING COVENANTS		46

6.1	Conduct of Business	46

6.2	Access to Information; Confidentiality	48

6.3	Efforts to Consummate	49

6.4	Notices and Consents	50

6.5	Regulatory Matters and Approvals	50

6.6	Public Announcements	52

6.7	Update of Schedules; Knowledge of Breach	52

6.8	Notification of Certain Matters	52

6.9	Transferred Employees; Employee Benefits	52

6.10	Quality of Earnings	54

6.11	Financing Cooperation	55

6.12	Transition Services Agreement	55

ARTICLE 7 POST-CLOSING COVENANTS		56

7.1	Access to Information; Books and Records	56

7.2	Post-Closing Receipt and Possession of Assets	57

7.3	Tax Matters	57

7.4	Damage or Destruction	60

ARTICLE 8 CONDITIONS PRECEDENT		60

8.1	Conditions to Each Party’s Obligation	60

8.2	Conditions to Obligation of Purchaser	60

8.3	Conditions to Obligations of the Seller	61

8.4	Waiver of Condition; Frustration of Conditions	62

ARTICLE 9 TERMINATION		62

9.1	Events of Termination	62

9.2	Effect of Termination	64

9.3	Breakup Fee; Expense Reimbursement	65

ARTICLE 10 GENERAL PROVISIONS		65

10.1	Survival of Representations, Warranties and Covenants	65

10.2	Entire Agreement	65

10.3	Amendment; No Waiver	66

10.4	Severability; Specific Versus General Provisions	66

10.5	Expenses and Obligations	67

10.6	Notices	67

10.7	Counterparts	68

10.8	Governing Law	68

10.9	Submission to Jurisdiction; Consent to Service of Process	68

10.10	Waiver of Jury Trial	69

10.11	Rights Cumulative	69

10.12	Assignment	69

10.13	Specific Enforcement; Remedies	69

10.14	Third-Party Beneficiaries	70

10.15	No Personal Liability of Directors, Officers and Owners	70

10.16	General Release	71

10.17	Legal Representation	72

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Sale Order
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Bid Procedures
Exhibit E	Form of Bid Procedures Order
Exhibit F	Form of Trademark Assignment Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 18, 2023 is entered into by and between Zinnia Distributor Solutions LLC, a Delaware limited liability company (together with one or more of its Affiliates to whom rights hereunder have been validly assigned, the “Purchaser”), and Ebix, Inc., a Delaware corporation (the “Seller”).

RECITALS

WHEREAS, Seller owns, directly or indirectly, 100% of the interests of each of the entities listed on Schedule 1 (the “Subsidiaries” and each individually, a “Subsidiary”);

WHEREAS, on December 17, 2023 (the “Petition Date”) Seller and certain of its Affiliates (collectively, the “Debtors”), filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”), thereby commencing chapter 11 cases (the “Bankruptcy Cases”) and are operating as debtors-in-possession under the Bankruptcy Code and manage their properties and assets pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Seller, through itself and the Subsidiaries (collectively, the “Seller Group”), is engaged in the Business and owns, directly or indirectly, all of the Transferred Assets;

WHEREAS, the Seller desires to sell (or cause to be sold) to Purchaser, and Purchaser desires to purchase from the Seller or its applicable Subsidiaries, all of the Transferred Assets Free and Clear, and the Seller desires Purchaser to assume, and Purchaser desires to assume from the Seller or its applicable Subsidiaries, all of the Assumed Liabilities, in each case upon the terms and subject to the conditions hereof, and (as applicable) pursuant to a Sale Order and Sections 105(a), 363 and 365 of the Bankruptcy Code and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure;

WHEREAS, the Transactions contemplated by this Agreement are subject to approval by the Bankruptcy Court and will only be consummated pursuant to, among other things, the Sale Order to be entered in the Bankruptcy Cases;

WHEREAS, concurrently with the execution of this Agreement, Purchaser and Eldridge Industries, LLC are entering into the Equity Commitment Letter; and

WHEREAS, concurrently with the execution of this Agreement (or, if the execution of this Agreement occurs on a day that is not a Business Day, no later than the first Business Day following the execution of this Agreement), Purchaser shall deposit (or cause to be deposited) an aggregate amount equal to the Deposit Escrow Amount into an escrow account (the “Deposit Escrow Account”) to be established and maintained by Escrow Agent pursuant to the Escrow Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINED TERMS

1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

“Acceptable Employment Offer” means a written offer of employment with Purchaser (or an Affiliate of Purchaser) consisting of economic terms that are (i) not less favorable to the applicable individual than the current terms of such individual’s employment with the applicable member of the Seller Group and (ii) consistent with the terms of similarly situated employees of Purchaser and its Affiliates.

“Accounting Methodology” means GAAP applied using the accounting principles, methods, practices, reserves and accruals utilized in the final determination of Working Capital and Deferred Revenue pursuant to Section 6.10.

“Accounts Receivable” means any and all accounts receivable, notes receivable and other amounts receivable owed to the Seller Group (whether current or non-current), together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including all actions pertaining to the collection of amounts payable, or that may become payable, to the Seller Group, in each case with respect to products sold to, or services performed for, third parties on or prior to the Closing Date, in each case, to the extent primarily related to the Business.

“Action” means any action, claim, suit, investigation, audit, proceeding, arbitration, litigation or similar dispute (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Adjustment Amount” has the meaning set forth in Section 2.11(c).

“Adjustment Escrow Account” means the account or subaccount set up with the Escrow Agent in which the Adjustment Escrow Amount is deposited.

“Adjustment Escrow Amount” means an amount equal to $10,000,000.

“Adjustment Escrow Funds” means the amounts held in the Adjustment Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof and less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Affiliate” has the meaning set forth in Section 101(2) of the Bankruptcy Code as if such entity was a debtor in a case under the Bankruptcy Code.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.14(a).

“Alternate Transaction” has the meaning set forth in Section 9.1(a).

“Antitrust Laws” has the meaning set forth in Section 6.5(b).

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Notice” has the meaning set forth in Section 5.3(a).

“Attorney-Client Information” has the meaning set forth in Section 10.17.

“Auction” has the meaning set forth in Section 5.2(b).

“Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, rights, or remedies that may be brought by or on behalf of the Seller or its estate or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including, but not limited to, actions or remedies under Sections 510, 542, 543, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

“Back-Up Bid” means the second highest or otherwise best bid if the Successful Bidder fails to consummate its bid in accordance with the Bid Procedures.

“Back-up Termination Date” means the first to occur of (a) ninety (90) days after the entry of the Sale Order, (b) consummation of the Transactions with the winning bidder at the Auction, (c) Purchaser’s receipt of notice from the Seller of the release by the Seller of Purchaser’s obligations under Section 5.2(b) and (d) the Outside Date.

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Base Amount” equals $400,000,000.

“Bid Procedures” means those certain bidding procedures for the sale of the Seller’s assets approved by the Bankruptcy Court (which shall, among other things, approve and authorize the Bid Protections), in substantially the form attached hereto as Exhibit D.

“Bid Procedures Motion” means a motion to be filed by the Debtors seeking entry of the Bid Procedures Order by the Bankruptcy Court, in form and substance reasonably acceptable to Purchaser.

“Bid Procedures Order” means an Order of the Bankruptcy Court approving the Bid Procedures, the Bid Protections, and the procedures for determining the Cure Costs, in substantially the form attached hereto as Exhibit E.

“Bid Protections” means those certain bid protections described herein, including the Breakup Fee and the Purchaser Expense Reimbursement.

“Bill of Sale and Assignment and Assumption Agreement” means the bill of sale and assignment and assumption agreement, dated as of the Closing Date, by and between the Seller and Purchaser, substantially in the form attached hereto as Exhibit A.

“Breakup Fee” has the meaning set forth in Section 9.3.

“Business” means the business of owning and operating (i) the end-to-end life and annuity exchanges business operating in North America, and (ii) the software development and business process outsourcing support services in respect of the foregoing, in each case, solely to the extent delivered to customers through the following software (the “Business Software”): TPP/PSS, iHub, EbixHUB, AnnuityNet, LifeSpeed, Winflex, VitalSales Suites, Vertex Product Suite, Vertex-VitalXML, EbixCRM/Smartoffice, Superhighway, Ebix Analytics, Annuity Maintenance Platform, Annuity Case Management, DeliveryNOW, Reinsurance Portal, Claims Processor, GeniEbix/Digital Assistants and Producer Support System (PSS).

“Business Day” means any day excluding Saturday, Sunday or federal holiday or any day which is a legal holiday under the laws of the State of New York or the State of Georgia or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Business Employees” means the employees set forth on Schedule 1.1(a) as updated from time to time, which schedule shall consist of all employees dedicated to the Business and any employees spending less than full time but more than a majority of their time providing services to the Business.

“Calculation Time” means 11:59 p.m. (Central time) on the Closing Date.

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Deferred Revenue” means Deferred Revenue as of the Calculation Time calculated in accordance with the Accounting Methodology.

“Closing Net Working Capital” means Working Capital as of the Calculation Time calculated in accordance with the Accounting Methodology.

“Closing Payment Allocation Schedule” has the meaning set forth in Section 2.14(a).

“Closing Statement” has the meaning set forth in Section 2.11.

“Competing Bid” has the meaning set forth in Section 5.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 13, 2023, by and between the Seller and an Affiliate of Purchaser.

“Consent” means any consent, approval, authorization, waiver or license.

“Contract” means any written agreement, mortgage, indenture, lease (whether for real or personal property), contract or subcontract.

“Contracting Parties” has the meaning set forth in Section 10.15

“Cure Costs” means any and all costs or expenses that Purchaser is required to pay to assume any of the Assigned Contracts pursuant to Section 365(b)(1)(A) and (B) of the Bankruptcy Code.

“Customer Data” means all data and information (including Personal Information) that are in the possession or under the control of the Seller Group to the extent relating to the customers of the Business and such data or information are related to the Business, including customer lists and customer information, anonymized or deidentified data, and any data or data sets derived from any such customer data and information. The parties hereto acknowledge that the customers of the Business may also be customers of the retained businesses of any member of the Seller Group and, thus, the same or similar information may be contained in the data retained by any member of the Seller Group (to the extent collected in the context of such Persons acting in their capacity as customers of any member of the Seller Group’s retained businesses).

“Deferred Revenue” means, as of any time of determination, an amount equal to (i) the aggregate amount of deferred revenue (as determined in accordance with GAAP) of the Business, less (ii) any deferred costs and applicable expenses paid by Seller prior to the time of determination in respect of such deferred revenue.

“Deposit Escrow Account” has the meaning set forth in the Recitals.

“Deposit Escrow Amount” means $10,000,000.

“Designated Contracts” has the meaning set forth in Section 5.3(b).

“Designation Deadline” has the meaning set forth in Section 5.3(b).

“Determined Cure Costs” means, in the aggregate, all Cure Costs payable in respect of the Designated Contracts, excluding Excluded Contracts, as agreed to by the Purchaser and each party to a Designated Contract or, absent such agreement, as determined by Final Order of the Bankruptcy Court in the time and manner specified by the Bid Procedures Order.

“DIP Agent” means Regions Bank, in its capacities as administrative agent and collateral agent under the debtor in possession facility.

“DOJ” has the meaning set forth in Section 6.5(a).

“EBITDA” means earnings before interest, taxes, depreciation and amortization attributable to the Business on a standalone basis.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

“Equity Commitment Letter” means that certain letter agreement of even date herewith between Eldridge Industries, LLC and Purchaser.

“ERISA” has the meaning set forth in Section 3.12(a).

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the IRC Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement, dated as of the date hereof, by and among Purchaser, the Seller and the Escrow Agent.

“Estimated Deferred Revenue” has the meaning set forth in Section 2.10.

“Estimated Purchase Price” means (a) the Base Amount, plus (b) the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital, minus (c) the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital, minus (d) Estimated Deferred Revenue and minus (e) the Adjustment Escrow Amount.

“Estimated Working Capital” has the meaning set forth in Section 2.10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” means the following originals and copies of those books and records, documents, data and information (in whatever form maintained) of the Seller Group: (a) all corporate minute books (and other similar corporate records) and stock records of the Seller Group (copies of which, to the extent related to the Business and to the extent permitted by Law, will be made available to Purchaser upon Purchaser’s reasonable request), (b) any books and records primarily related to the Excluded Assets, (c) any books, records or other materials that any member of the Seller Group is required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Purchaser upon Purchaser’s reasonable request) or (d) Tax Returns of any member of the Seller Group that relate to income Taxes.

“Excluded Contracts” has the meaning set forth in Section 2.5.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Existing Intercompany IP Transfer Agreement” means that certain Intellectual Property Transfer Agreement, effective as of December 7, 2023, by and among the Seller, Ebix Asia Pacific FZ-LLC and Ebix Singapore PTE LTD.

“Final Deferred Revenue” has the meaning set forth in Section 2.11(c).

“Final Order” means an Order, judgment or other decree of the Bankruptcy Court or any other Governmental Authority of competent jurisdiction that has not been reversed, vacated, modified or amended, is not stayed and remains in full force and effect; provided, that such Order shall be considered a Final Order only after the time period for third parties seeking appeal has expired without the filing of any appeal or motion for reconsideration.

“Final Purchase Price” has the meaning set forth in Section 2.11(c).

“Final Working Capital” has the meaning set forth in Section 2.11(c).

“Financial Statements” means the financial statements of Seller included in the forms, statements, certifications, reports and documents filed or furnished by Seller with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.

“Foreign Plan” means any Seller Plan which is maintained or contributed to outside the jurisdiction of the United States, or covers any employee or service provider of the Business residing or working outside the United States.

“Free and Clear” means free and clear of all Liens (other than the Permitted Liens and the Assumed Liabilities) to the maximum extent permitted by applicable law, including Section 363(f) of the Bankruptcy Code.

“FTC” has the meaning set forth in Section 6.5(a).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Authority” means any domestic or foreign national, provincial, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, any court (including the Bankruptcy Court) or tribunal or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (including the IRS).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Accountant” has the meaning set forth in Section 2.11(b)(iii).

“Information Privacy and Security Laws” means all applicable Laws relating to the processing, use, disclosure, collection, privacy, confidentiality, processing, transfer or security of Personal Information, and all applicable Laws relating to breach notification, the use of biometric identifiers or the use of Personal Information for marketing purposes.

“Intellectual Property” means any and all intellectual property rights arising from the following anywhere in the world, whether registered or unregistered, including such rights in and to any of the following: (a) patents and patent applications together with all reissues, reexaminations, substitutions, divisions, divisionals, renewals, provisionals, continuations and continuations-in-part; (b) trademarks, service marks, trade dress, service names, trade names, brand names, logos, business names, corporate names and other source or business identifiers, all registrations and applications for registration thereof, and, in each case, together with all of the goodwill associated therewith (collectively, “Trademarks”); (c) copyrights and all registrations and applications for registration thereof and other rights in works of authorship; (d) trade secrets, proprietary or confidential information and know-how; (e) internet domain names; and (f) Software.

“IRC Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant thereto.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means any Software, hardware (including any server, workstation, router, hub, data line), network or systems owned or controlled by any member of the Seller Group and used in the conduct of the Business, including any cloud services.

“Key Employee” means each person set forth on Schedule 8.2(e)(i).

“Knowledge” means (a) with regard to the Seller, the actual knowledge, without any implication of verification or investigation concerning such knowledge, of Robin Raina, Amit Garg, Ash Sawhney, Gagan Sethi, Vishal Gupta and Darren Joseph, in each case as of the date of this Agreement and (b) with regard to Purchaser, the actual knowledge, without any implication of verification or investigation concerning such knowledge, of Michele Trogni and John McConnell, in each case as of the date of this Agreement.

“Law” means any federal, provincial, state, local law, ordinance, principle of common law, code, regulation or statute.

“Law Firm” means Sidley Austin LLP and its successors.

“Leased Real Property” has the meaning set forth in Section 3.7(a).

“Lenders” means the entities, if any, that have committed to provide, or have otherwise entered into binding agreements in connection with, debt financing in connection with the Transactions (“Debt Financing”).

“Liabilities” shall mean debts, liabilities, duties, obligations or commitments of any nature whatsoever, whether direct or indirect, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whenever or however arising (including whether arising out of any Contract or in a tort claim based on negligence or strict liability).

“Lien” means, with respect to any asset, any mortgage, lien, deed of trust, hypothecation, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Law (including any conditional sale or other title retention agreement).

“Local Transfer Agreement” means one or more short-form agreements for the purpose of implementing the transfer to Purchaser of certain of the Transferred Assets and Transferred Employees and the assignment and assumption by Purchaser of certain of the Assumed Liabilities located in non-U.S. jurisdictions, in such forms as may be mutually agreed upon by the Seller and Purchaser, in each case, as may be reasonably necessary to comply with applicable local Law; provided that such agreements shall be consistent with the terms of this Agreement and effect such transactions in a manner designed to achieve the intended outcome of the transactions contemplated by this Agreement.

“Losses” means, with respect to any Person, any actual losses, Liabilities, claims, demands, judgments, damages, fines, suits, actions, out-of-pocket costs and expenses (including reasonable attorneys’ fees) against or affecting such Person; provided, however, that the parties hereto agree that “Losses” shall not include (a) any consequential, incidental, indirect, special, punitive, exemplary or treble damages, (b) calculations of damages or loss using loss of future revenue, income or profits or diminution of value, (c) damages based on a multiple of value or (d) loss of business reputation or opportunity.

“Material Adverse Effect” means any event, occurrence, change, condition, circumstance, development or effect which has had or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on, or results in a material and adverse change in or to, the business, financial condition or results of operations of the Business, or the Transferred Assets and Assumed Liabilities taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (a) any change in, or effects arising from or relating to, general business or economic conditions affecting any industry in which the Business operates; (b) any change in, or effects arising from or relating to, the United States or foreign economies, or securities, banking or financial markets in general, or other general business, banking, financial or economic conditions (including (i) any disruption in any of the foregoing markets, (ii) debt defaults or other restructuring events of any country with respect to which bondholders take a discount to the debt of any country or any increases in the interest rates for any country’s debt, (iii) any change in currency exchange rates, (iv) any decline or rise in the price of any security, commodity, contract or index and (v) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions); (c) any change from, or effects arising from or relating to, the occurrence, escalation or material worsening of any act of God or other calamity, natural disaster, epidemic, pandemic or disease, outbreak, hostility, act of war, sabotage, cyber-attack or terrorism or military action; (d) any action taken by Purchaser or its Affiliates with respect to the Transactions or with respect to the Business; (e) any action taken to the extent required by this Agreement, or any action taken or failed to be taken, by the Seller at the written request of, or with the written consent of, Purchaser or otherwise relating to, Purchaser’s failure to consent to any action restricted by Section 6.1; (f) any change in, or effects arising from or relating to changes in, Laws or accounting rules (including GAAP) or any interpretation thereof; (g) the failure of the Business to meet any of its projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or representatives); provided, that, the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect; (h) national or international political, labor or social conditions; (i) the public announcement of, entry into or pendency of, this Agreement and the Transactions or the identity of Purchaser, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, financing sources, licensors, licensees, distributors, partners, employees or others having relationships with the Business; (j) any effect arising or resulting from or related to the filing, or the pendency, of the Bankruptcy Cases; or (k) any action required to be taken under any Law or Order by which any member of the Seller Group’s (or any of their properties) are bound; provided, however, such effects set forth in the foregoing clauses (a) through (c), clause (f) and clause (h) shall be taken into account in determining whether any Material Adverse Effect has occurred to the extent that any such effect has, or would reasonably be expected to have, a materially disproportionate effect on the Business (excluding the Excluded Assets and the Excluded Liabilities) relative to other businesses with which the Business generally competes.

“Material Customer” has the meaning set forth in Section 3.18.

“Non-Transferred Asset” has the meaning set forth in Section 2.6(a).

“Nonparty Affiliates” has the meaning set forth in Section 10.15.

“Objection Notice” has the meaning set forth in Section 2.11(b)(i).

“Open Source Software” means Software that is distributed as “free software”, “open source software” under any license approved by the Open Source Initiative and listed at opensource.org/licenses or under any similar license.

“Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person not described in clauses (a) through (d), and (f) any amendment to or equivalent of any of the foregoing.

“Outside Date” means April 18, 2024.

“Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by any of member of the Seller Group that is primarily related to or primarily used, useful or held or intended for use in connection with the operation or conduct of the Business excluding the Seller Marks.

“Permit” means all permits, authorizations, certificates, franchises, licenses, consents and other approvals from any Governmental Authority.

“Permitted Liens” means (a) Liens for Property Taxes, assessments or other governmental charges not yet due and payable; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business for obligations that are not overdue or are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established; (c) zoning, entitlement and building regulations and land use restrictions; (d) covenants, conditions, restrictions, easements and other similar matters affecting the Leased Real Property; (e) matters that would be disclosed by an inspection or accurate survey of each parcel of Leased Real Property; (f) Liens on Leased Real Property arising from the provisions of the applicable leases that are not violated in any material respect by the current use or occupancy of such Leased Real Property of the operation of the Business conducted thereon; (g) purchase money Liens and Liens securing rental payments under capital lease arrangements; (h) Liens arising under leases of property or equipment in favor of the owner thereof, other than as a result of a breach of such leases; (i) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (j) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (k) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (l) Liens arising under or created by this Agreement or any of the Related Documents; (m) only for purposes of Article 3 and Section 6.1 (and not for purposes of the definition of “Free and Clear”), Liens arising in the ordinary course of business which do not and would not, individually or in the aggregate, reasonably be expected to materially interfere with the operation or use of any Transferred Asset as currently used or operated; and (n) only for purposes of Article 3 and Section 6.1 (and not for purposes of the definition of “Free and Clear”), Liens set forth on Schedule 1.1(b).

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Authority.

“Personal Information” means any information in the possession or control of the Seller Group about an identifiable individual and any and all other information that constitutes “personal information,” “personal data,” or any similar term provided by applicable Law (other than name, title or business address, business email address or business telephone number of any employee of the Seller Group), in each case, that relates to or is used in or by the Business.

“Petition Date” has the meaning set forth in the Recitals.

“Pre-Closing Statement” has the meaning set forth in Section 2.10(a).

“Pre-Petition Credit Facility” means the loans and credit facility provided under the Credit Agreement, dated as of August 5, 2014, between the Seller, Regions Bank, as administrative and collateral agent, and the lenders party thereto, as amended, restated, extended supplemented or otherwise modified from time to time.

“Property Tax Return” means a Tax Return relating to Property Taxes.

“Property Taxes” means any ad valorem (such as real and personal property) Taxes and any similar Taxes imposed or measured based on the ownership of the Transferred Assets, but, for the avoidance of doubt, other than (a) Taxes based on net or gross income and (b) Transfer Taxes.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Expense Reimbursement” means the sum of the aggregate amount of the Purchaser’s actual reasonable documented out-of-pocket costs and expenses (including expenses of outside counsel, accountants and financial advisors, which shall be based on summary invoices, redacted to preserve privileged or confidential information) incurred by the Purchaser prior to termination of this Agreement in connection with or related to the Purchaser’s evaluation, consideration, analysis, negotiation, and documentation of a possible transaction with Seller and its Subsidiaries or in connection with or related to the Transactions, up to a maximum amount of $3,000,000 with such cap subject to approval by the Bankruptcy Court in the Bid Procedures Order.

“Purchaser Group Members” has the meaning set forth in Section 10.17.

“Purchaser Plans” has the meaning set forth in Section 6.9(d).

“Purchaser Related Party” has the meaning set forth in Section 9.2(b).

“Purchaser Releasing Party” has the meaning set forth in Section 10.16(b).

“Purchaser Schedules” has the meaning set forth in Article 4.

“QOE Adjustment Amount” means the product, which may be a positive or negative number, of (a) 7.27 and (b) QOE EBITDA minus $55,000,000; provided, however, that if QOE EBITDA is between $52,250,000 and $57,750,000 (inclusive), the QOE Adjustment Amount shall be $0.

“QOE EBITDA” has the meaning set forth in Section 6.10(c).

“QOE Firm” has the meaning set forth in Section 6.10(a).

“QOE Report” has the meaning set forth in Section 6.10(a).

“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, the Related Documents and any other document or instrument delivered pursuant to this Agreement or the Related Documents, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Related Documents or otherwise arising from the Transactions or the relationship between the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Related Documents).

“Related Documents” means the Equity Commitment Letter, the Escrow Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Transition Services Agreement, the Trademark Assignment Agreement, any Local Transfer Agreements and any other document, agreement, certificate or instrument entered into in connection with this Agreement; provided, however, that the Escrow Agreement and the Bill of Sale and Assignment and Assumption Agreement shall not be a Related Document solely for purposes of applying the provisions in Article 10 to the extent, and only to the extent, that any such document expressly conflicts with Article 10.

“Restrictive Covenants” has the meaning set forth in Section 6.9(g).

“Sale Motion” means the motion of the Seller seeking entry of the Sale Order.

“Sale Order” means, if the Purchaser is the Successful Bidder, an Order of the Bankruptcy Court in substantially the form attached hereto as Exhibit B, and otherwise in form and substance acceptable to the Debtors and Purchaser, approving this Agreement and all of the terms and conditions hereof and approving and authorizing the Seller to consummate the Transactions contemplated hereby.

“Seller” has the meaning set forth in the Preamble.

“Seller Group” has the meaning set forth in the Recitals.

“Seller Group Members” has the meaning set forth in Section 10.17.

“Seller Marks” means any Trademarks owned or controlled by any member of the Seller Group that use or include the names “Ebix” or “A.D.A.M.”, in each case, either alone or in combination with any other words, phrases or design elements, and whether in plain text or stylized, including any derivation, variation, translation, stylization or adaption thereof, or any Trademark confusingly similar thereto.

“Seller Permits” has the meaning set forth in Section 3.5(b).

“Seller Plan” has the meaning set forth in Section 3.12(a).

“Seller Releasing Party” has the meaning set forth in Section 10.16(a).

“Seller Schedules” has the meaning set forth in Article 3.

“Software” means, collectively, computer software (including drivers), firmware and other code incorporated or embodied in hardware, data files, source code and object code, tools, user interfaces, manuals and other specifications.

“Software Consultant” has the meaning set forth in Section 6.2(a).

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair salable value (determined on a going concern basis) of its assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (b) such Person will have adequate capital to carry on its business and (c) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Subsidiary” has the meaning set forth in the Recitals.

“Successful Bidder” has the meaning set forth in the Bid Procedures Order.

“Target Working Capital” means $0.

“Tax” means any and all U.S. federal, state, local and non-U.S. tax (including any income tax, franchise tax, branch profits tax, capital gains tax, value-added tax, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax, withholding tax, alternative or add-on minimum tax or estimated tax), assessments, levies, duties, tariffs, imposts and other similar charges and fees and any related fine, penalty, interest, or additional amounts with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Consideration” has the meaning set forth in Section 2.14(a).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, claim for refund, estimated Tax filing, or other document or information (whether in tangible, electronic or other form), including any amendments, schedules attachments, supplements, appendices and exhibits thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“Trademark Assignment Agreement” means the trademark assignment agreement, dated as of the Closing Date, by and between one or more Seller Group Members and Purchaser, substantially in the form attached hereto as Exhibit F.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Transfer Taxes” has the meaning set forth in Section 2.13.

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Employees” has the meaning set forth in Section 6.9(a).

“Transition Period” has the meaning set forth in Section 6.10.

“Transition Services Agreement” means the transition services agreement, dated as of the Closing Date, by and between the Seller and Purchaser, substantially in the form attached hereto as Exhibit C, giving effect to the amendments and modifications described in Section 6.12.

“Working Capital” means the aggregate value of the components of current assets of the Business, minus the aggregate value of the components of current liabilities of the Business, in each case, used to calculate “working capital” under the QOE Report, as determined in accordance with GAAP on a consolidated basis without duplication.

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement and the Related Documents, the following rules of interpretation shall apply:

(i) Calculation of Time Period. All references to a day or days shall be deemed to refer to a calendar day or days, as applicable, unless otherwise specifically provided. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Related Documents. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Related Documents or the Schedules is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties hereto to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement, the Related Documents or the Schedules.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule to the extent the relevance of such matter or item to such other Schedule is readily apparent from the face of such disclosure. Disclosure of any item on any Schedule shall not constitute an admission or indication that any such item is required to be disclosed, or that such item or matter is material or has resulted in or will result in a Material Adverse Effect or that the included items or actions are not in the ordinary course of business. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a table of contents, the division of this Agreement or Related Documents into articles, sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement or Related Document, as applicable. Unless otherwise specified, all references in this Agreement to any “Section” or other subdivision are to the corresponding section or subdivision of this Agreement, and all references in a Related Document to any “Section” or other subdivision are to the corresponding section or subdivision of such Related Document.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Uses of such words in the Related Documents shall refer to such Related Document as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Or. The word “or” shall be construed in the inclusive sense of “and/or” unless otherwise specified.

(viii) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix) Successors. A reference to any party to this Agreement, any Related Document or any other agreement or document shall include such party’s successors and permitted assigns.

(x) Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(xi) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statement, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that relates to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statement or (c) such item is set forth in the notes to the balance sheet or financial statement.

(xii) Made Available. Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to Purchaser or its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions prior to the date of this Agreement.

(b) All representations and warranties set forth in this Agreement or the Related Documents are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any representation and warranty set forth in this Agreement or the Related Documents; rather, the parties have agreed that should any representations and warranties of any party prove untrue, the other parties shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort or otherwise) are permitted to any party hereto as a result of the untruth of any such representation and warranty. The phrase “to Seller’s Knowledge” and phrases of similar import or effect are used herein to qualify and limit the scope of any representation or warranty in which they appear and are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Related Documents and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Related Documents shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement and the Related Documents. The parties hereto agree that changes from earlier drafts to the final version of this Agreement do not necessarily imply that the party agreeing to such change is agreeing to a change in meaning (as the party agreeing to such change may believe the change is stylistic and non-substantive); consequently, no presumption should exist by virtue of a change from a prior draft.

ARTICLE 2

THE PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, in exchange for an aggregate payment from Purchaser to the Seller and the other members of the Seller Group selling Transferred Assets pursuant to this Agreement equal to the Purchase Price, Purchaser shall purchase, assume and accept from the Seller and its Subsidiaries, and Seller shall, and shall cause the other members of the Seller Group to, sell, transfer, assign, convey and deliver (or shall cause the sale, transfer, assignment, conveyance and delivery) to Purchaser, Free and Clear, as applicable, all of the rights, title and interests in, to and under the assets and interests of the Seller Group that are primarily used or held for use in connection with the Business (other than the Excluded Assets) as the same shall exist on the Closing Date (collectively, the “Transferred Assets”), including the Seller Group’s right, title and interest in, to and under the following:

(a) all Customer Data;

(b) to the extent transferable, the Seller Permits (including any applications that are in process) primarily used in the Business;

(c) all Contracts to which a member of the Seller Group is a party, including purchase orders, bids and quotations, and which are primarily used in the Business, including those listed on Schedule 2.1(c), but excluding any Seller Plan and Contracts that expire or are terminated prior to the Closing and all Designated Contracts that Purchaser elects to assume pursuant to Section 5.3(b) (each, an “Assigned Contract,” and collectively, the “Assigned Contracts”);

(d) all sales and marketing materials primarily used in the Business;

(e) all books and records, documents, files, data and information of the Seller Group (in whatever form maintained), including documents, data and information relating to products, services, marketing, advertising, promotional materials, and all files, customer files and documents (including credit information), supplier lists, records, literature, emails and correspondence, copies of non-income Tax records, in each case, that are primarily related to the Business, other than the Excluded Books and Records, in each case excluding Intellectual Property;

(f) all personnel and payroll records primarily related to the Transferred Employees;

(g) the Leased Real Property listed on Schedule 2.1(g);

(h) the Owned Intellectual Property, including the Intellectual Property set forth on Schedule 2.1(h), together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; (ii) claims and causes of action with respect to such Intellectual Property, including all past, present and future rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for infringement, misappropriation, or other violation thereof; and (iii) all tangible embodiments of the Owned Intellectual Property, including Software, works of authorship, data, documentation, websites, website content and technology;

(i) all equipment, and other tangible personal property primarily used in the Business and owned by the Seller Group, including the equipment and other tangible personal property listed on Schedule 2.1(i) (the “Tangible Personal Property”);

(j) all of the Seller Group’s rights, claims or causes of action against third parties relating to the assets, properties, business or operations of the Seller Group that are primarily related to the Business, the Transferred Assets and the Assumed Liabilities (including all guaranties, warranties, indemnities and similar rights in favor of the Seller Group or any their Affiliates to the extent primarily related to the Transferred Assets or the Assumed Liabilities), in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date, except for such rights, claims and causes of related to the Excluded Assets or Excluded Liabilities (the “Acquired Claims”);

(k) all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, choses in action, rights of recovery, rights under guarantees, warranties, indemnities and all similar rights against third parties, rights of setoff and rights of recoupment, in each case, to the extent primarily related to the Business or primarily used in or held for use for the Transferred Assets or the Assumed Liabilities;

(l) all Accounts Receivable;

(m) the right to receive and retain mail, Accounts Receivable payments and other communications of the Seller Group and the right to bill and receive payment for services performed or transactions processed that are unbilled or unpaid as of the Closing, in each case, to the extent primarily related to the Transferred Assets or the Assumed Liabilities;

(n) any rights to Tax Refunds or credits for overpayment of Taxes in lieu of a refund, in each case, solely to the extent relating to Taxes paid by Purchaser or a Purchaser Affiliate (other than refunds or credits with respect to Taxes that are Excluded Liabilities or any Taxes paid by Seller Group); and

(o) all goodwill and other intangible assets associated with the Business.

2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1 or anything to the contrary herein, any and all assets, rights and properties of the Seller Group that are not described in Section 2.1 as Transferred Assets, including the following (each, an “Excluded Asset,” and collectively, the “Excluded Assets”), shall be retained by the Seller Group, and Purchaser and its designees shall acquire no right, title or interest in the Excluded Assets in connection with the Transaction:

(a) all (i) cash and cash equivalents, wherever located, including bank balances and bank accounts or safe deposit boxes, monies in the possession of any banks, savings and loans or trust companies and similar cash items, (ii) escrow monies and deposits in the possession of landlords and utility companies, and (iii) investment securities and other short- and medium-term investments;

(b) except for the Owned Intellectual Property and any Intellectual Property included in the Assigned Contracts, all of the Seller Group’s right, title and interest in Intellectual Property, including the Seller Marks and including as set forth on Schedule 2.2(b) (collectively, the “Excluded IP”);

(c) any interest of the Seller Group under this Agreement or the Related Documents, including, without limitation, the right to receive the Purchase Price and to enforce the Seller’s rights and remedies thereunder;

(d) all Excluded Contracts and Contracts, other than the Assigned Contracts, to which any member of the Seller Group or any of their respective Affiliates is a party;

(e) any (i) Attorney-Client Information arising from communications prior to the Closing Date between a member of the Seller Group (including any one or more officers, directors or stockholders of such Seller Group member), on the one hand, and its counsel, on the other hand, and (i) claims under any director and officer, errors and omissions, fiduciary and commercial crime insurance policies; and

(f) except for the Leased Real Property constituting Transferred Assets, all of the Seller Group’s right, title and interest in owned and leased real property and other interests in real property including all such right, title and interest under each real property lease pursuant to which any of the leases, subleases (as sub-tenant) or otherwise occupies any such leased real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof;

(g) any rights of the Seller Group to Tax refunds or credits for overpayment of Taxes in lieu of a refund attributable to (i) Taxes that are Excluded Liabilities, (ii) Transfer Taxes for which the Seller is liable pursuant to Section 2.13 or (iii) Property Taxes for which the Seller is liable pursuant to Section 7.3(c);

(h) all Permits (including applications therefor and any trade or import/export Permits) that (i) are not related solely to the Business or (ii) are not transferable to Purchaser under applicable Law;

(i) the Excluded Books and Records;

(j) any capital stock, shares, warrants, stock options, membership interests, partnership interests, units, or other equity or equity-linked securities of any member of the Seller Group or of any other Person;

(k) any assets not otherwise designated as Transferred Assets or from time to time designated by the parties hereto as Excluded Assets;

(l) all assets related to Seller Plans;

(m) except for Acquired Claims, all of the Seller Group’s rights, claims or causes of action against third parties relating to the assets, properties, business or operations of the Seller Group (including all guaranties, warranties, indemnities and similar rights in favor of the Sellers Group or any of their Affiliates) to the extent arising under the Bankruptcy Code or relating to any of the Excluded Assets or Excluded Liabilities, in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date; and

(n) all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, rights of recovery, rights under guarantees, warranties, indemnities and all similar rights against third parties, rights of setoff and rights of recoupment, in each case, to the extent exclusively related to or exclusively used in or held for use for the Excluded Assets listed in clauses (a) through (m) above.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Related Documents, Purchaser acknowledges and agrees that all of the following are also Excluded Assets, and all right, title and interest in and to all Excluded Assets shall be retained by the Seller Group and shall remain the property of the Seller Group (and shall expressly be excluded from the sale, transfer, assignment and conveyance to Purchaser hereunder), and neither Purchaser nor any of its Affiliates shall have any interest therein: (x) all records and reports prepared or received by the Seller Group or any of their Affiliates in connection with the sale of the Business and the Transactions, including all analyses relating to the Business or Purchaser so prepared or received; and (y) all confidentiality agreements with prospective purchasers of the Business or any portion thereof and all bids and expressions of interest received from third parties with respect thereto.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall, effective as of the Closing, assume and agree to pay, discharge and perform in accordance with their terms the following Liabilities of the Seller Group as the same shall exist on the Closing Date and irrespective of whether the same shall arise prior to, on or after the Closing Date (each, an “Assumed Liability,” and collectively, the “Assumed Liabilities”):

(a) subject to Section 2.4, all Liabilities (other than Taxes) arising under the Assigned Contracts, whether incurred or arising prior to, at or after the Closing, and all of the Determined Cure Costs;

(b) (i) all Transfer Taxes for which Purchaser is liable pursuant to Section 2.13 and (ii) all Property Taxes for which Purchaser is liable pursuant to Section 7.3(c).

(c) (i) all accounts payable of the Seller Group to the extent related to the Business, arising out of or related to the purchase of goods, materials or services in the ordinary course of business by or on behalf of the Seller Group, (ii) all other trade payables of the Seller Group incurred in the ordinary course of business, to the extent related to the Business or the Transferred Assets, and (iii) all other Liabilities included in the calculation of Closing Net Working Capital;

(d) all Liabilities arising out of or relating to any of the Transferred Employees solely to the extent such Liabilities relate to periods following the Closing (but in all cases, other than Liabilities related to any Seller Plans); and

(e) all Liabilities arising out of or relating to any action, charge, claim (including any cross-claim or counter-claim), suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation with respect to the Business to the extent arising from acts, omissions or events occurring from and after the Closing.

2.4 Excluded Liabilities. Notwithstanding Section 2.3, Purchaser is assuming only the Assumed Liabilities of the Seller Group and will not assume or be liable for any Excluded Liabilities, and the Seller Group shall retain and shall be responsible for, all Liabilities that are not Assumed Liabilities (all such Liabilities not being assumed herein referred to as the “Excluded Liabilities”).

2.5 Excluded Contracts. Pursuant to Section 5.3(b), Purchaser shall be entitled, in its sole discretion in accordance with the procedures set forth in the Bid Procedures Order, to elect not to purchase or assume one or more Assigned Contract, in which case, notwithstanding anything in this Agreement or any Related Document to the contrary, such Assigned Contract shall be considered an excluded contract (“Excluded Contract”) (and shall constitute an Excluded Asset and not be included in the Transferred Assets) for all purposes of this Agreement and Purchaser shall not have any obligation to satisfy or pay any Cure Costs or other Liabilities with respect to such Excluded Contract. Each assignable Assigned Contract that Purchaser does not elect to remove from the list of Assigned Contracts pursuant to Section 5.3(b) shall be an Assigned Contract.

2.6 Nontransferable Assets and Liabilities.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the Consent of a third party (including any Governmental Authority) (after giving effect to the Sale Order or any other applicable order of the Bankruptcy Court that effects such transfer without any required Consents), would constitute a breach or other contravention thereof or a violation of Law (each, a “Non-Transferred Asset”).

(b) If, on the Closing Date, any third-party Consent is not obtained for a Non-Transferred Asset, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law, then, until any requisite consent is obtained therefor and the same is transferred and assigned to Purchaser or its designee, each such Non-Transferred Asset shall be held in trust by the Seller as agent for the Purchaser, and the Seller shall, to the extent permitted by Law, provide to Purchaser the benefits and Purchaser shall assume the obligations and bear the economic burdens associated with such Non-Transferred Asset. The Seller and Purchaser shall use commercially reasonable efforts to enter into agreements (including subcontracting, sublicensing or subleasing, if permitted) by which (i) the Seller shall, at Purchaser’s sole expense, without interruption of the Business, provide Purchaser with the economic and operational equivalent of obtaining the requisite third-party Consent and assigning the applicable Non-Transferred Asset to Purchaser (including, with the prior written consent of Purchaser, enforcing for the benefit of Purchaser, and at Purchaser’s sole expense, all claims or rights arising thereunder) and (ii) Purchaser shall perform, at its sole expense, the obligations and assume the economic burdens of the Seller or its Affiliates to be performed after the Closing with respect to such Non-Transferred Asset. Purchaser shall promptly, upon receipt of a written request therefor from the Seller, reimburse the Seller for all monies paid by the Seller on Purchaser’s behalf in connection with any Assumed Liability not assigned or transferred to Purchaser pursuant to this Section 2.6.

2.7 Closing. The closing of the Transactions (the “Closing”) will take place remotely by electronic exchange of documents on the date (the “Closing Date”) that is the third (3rd) Business Day after the date on which all of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions at the Closing), have been satisfied or waived by the party hereto entitled the benefit of the same, unless another time or date is agreed to in writing by the parties hereto. Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties hereto at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.8 Closing Deliveries of the Parties. At or prior to the Closing:

(a) Purchaser and the Seller (or the applicable member of Seller Group) shall execute and deliver the Bill of Sale and Assignment and Assumption Agreement;

(b) Purchaser and the Seller shall execute and deliver the Transition Services Agreement;

(c) Purchaser and the relevant Seller Group Members shall execute and deliver the Trademark Assignment Agreement;

(d) Purchaser (or one or more Affiliates of Purchaser) and the Seller (or one or more of the applicable members of Seller Group) shall execute and deliver any Local Transfer Agreements required pursuant to Section 2.16;

(e) Purchaser shall deliver, or cause to be delivered, to the Seller or the applicable Person each of the following:

(i) a certificate, dated as of the Closing Date, executed by or on behalf of Purchaser as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(ii) payment of the Estimated Purchase Price minus (x) the Deposit Escrow Amount, which shall be released to Seller by the Escrow Agent pursuant to Section 2.9(c), plus (y) the QOE Adjustment Amount (which may be a negative number) by irrevocable wire transfer of immediately available funds in accordance with payment instructions delivered by Seller, to Purchaser prior to the Closing; and

(iii) deposit of the Adjustment Escrow Amount into the Adjustment Escrow Account by wire transfer of immediately available funds in accordance with the Escrow Agreement, which shall be the sole source of funds to make the applicable payment (if any) to Purchaser in accordance with Section 2.11(d)(ii).

(f) the Seller shall deliver, or cause to be delivered, to Purchaser each of the following:

(i) a certificate, dated as of the Closing Date, executed by or on behalf of the Seller as to the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b);

(ii) a properly completed IRS Form W-9, duly completed and executed; and

(iii) a copy of the Sale Order as entered by the Bankruptcy Court.

2.9 Purchase Price; Assumed Liabilities; Deposits.

(a) At the Closing, upon the terms and subject to the conditions set forth herein, in full consideration for the sale, transfer, conveyance, assignment and delivery of the Transferred Assets to Purchaser, Purchaser shall (i) pay to the Seller and the other members of the Seller Group selling Transferred Assets pursuant to this Agreement an aggregate purchase price equal to the Estimated Purchase Price minus (x) the Deposit Escrow Amount, which shall be released to Seller and/or the applicable Seller Group member by the Escrow Agent pursuant to Section 2.9(c), plus (y) the QOE Adjustment Amount (which may be a negative number) (the “Purchase Price”) and (ii) assume the Assumed Liabilities. The portion of the amount payable pursuant to this Section 2.9(a) that is payable to Seller and each Subsidiary shall be determined in accordance with Section 2.14 hereof (it being understood and agreed that the portion of the Purchase Price allocated to Transferred Assets that are also subject to the Existing Intercompany IP Transfer Agreement shall be paid in cash directly by Purchaser to the applicable Assignor (as defined in the Existing Intercompany IP Agreement) of such Transferred Assets).

(b) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Purchaser will assume and become responsible for the Assumed Liabilities. Purchaser agrees to pay, perform, honor, and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms hereof, including paying or causing to be paid all Determined Cure Costs in accordance with the Sale Order.

(c) Simultaneously with the execution of this Agreement (or, if the execution of this Agreement occurs on a day that is not a Business Day, no later than the first Business Day following the execution of this Agreement), Purchaser shall deposit (or cause to be deposited) an aggregate amount equal to the Deposit Escrow Amount into the Deposit Escrow Account to be established and maintained by Escrow Agent pursuant to the Escrow Agreement. The Deposit Escrow Amount shall be distributed as follows:

(i) if the Closing shall occur, (A) the Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount (which shall include any investment proceeds that have accrued from the date hereof through the Closing Date) to the Seller, by irrevocable wire transfer of immediately available funds, to an account designated by the Seller to the Escrow Agent, and (B) the Deposit Escrow Amount (which shall include any investment proceeds that have accrued from the date hereof through the Closing Date) shall be delivered to the Seller at Closing and credited against the amount required to be paid by Purchaser to the Seller at Closing in accordance with Section 2.9(a);

(ii) if this Agreement is terminated by the Seller pursuant to Section 9.1(k), (A) the Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to the Seller, by irrevocable wire transfer of immediately available funds, to an account designated by the Seller to the Escrow Agent and (B) the Deposit Escrow Amount, which shall constitute liquidated damages (and not a penalty), shall be delivered to the Seller within two (2) Business Days following delivery of such joint written instruction; or

(iii) if this Agreement is validly terminated for any reason in accordance with the terms of this Agreement other than by the Seller pursuant to Section 9.1(k), (A) the Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount (which shall include any investment proceeds that have accrued from the date hereof) to Purchaser, by irrevocable wire transfer of immediately available funds, to an account designated by Purchaser to the Escrow Agent, and (B) the Deposit Escrow Amount (which shall include any investment proceeds that have accrued from the date hereof) shall be delivered to Purchaser within two (2) Business Days following delivery of such joint written instruction. Any issue regarding the entitlement to the Deposit Escrow Amount shall be determined by the Bankruptcy Court, and Purchaser consents to the jurisdiction of the Bankruptcy Court for any issue related to this Agreement.

2.10 Pre-Closing Statement. At least five (5) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Purchaser a written statement (the “Pre-Closing Statement”), which shall set forth Seller’s good faith estimate of the amount of (a) Closing Net Working Capital (“Estimated Working Capital”), (b) Closing Deferred Revenue (“Estimated Deferred Revenue”), and (c) a calculation of the Estimated Purchase Price based upon such estimates. Upon delivery of the Pre-Closing Statement, Purchaser and its representatives shall be permitted reasonable access (including the right to make copies) to the financial statements and other materials (including accountant work papers) and to the appropriate personnel of Seller

(including its accountants), in each case, upon reasonable notice and during normal business hours for purposes of providing reasonable assistance to Purchaser and its representatives in connection with its review of the Pre-Closing Statement. Seller will cooperate in good faith with Purchaser’s and its representatives’ review of such statements and shall take into consideration in good faith any comments of Purchaser on the Pre-Closing Statement and incorporate any mutually agreed-upon adjustments to the Pre-Closing Statement, as applicable. Notwithstanding the foregoing, in no event will any of Purchaser’s rights be considered waived, impaired or otherwise limited as a result of Purchaser not making an objection prior to the Closing or its making an objection that is not fully implemented in a revised Pre-Closing Statement, as applicable.

2.11 Post-Closing Purchase Price Adjustment and Payments.

(a) As promptly as practicable, but in no event later than sixty (60) days following the Closing, Purchaser shall in good faith prepare and deliver to the Seller a written statement, together with a detailed statement describing the basis for the changes therein (the “Closing Statement”), based upon the books and records of the Business, which shall set forth Purchaser’s calculation of the amount of (i) Closing Net Working Capital, which shall be based exclusively on the facts and circumstances as they exist as of the Calculation Time, (ii) Closing Deferred Revenue, which shall be based exclusively on the facts and circumstances as they exist as of the Calculation Time and (iii) a calculation of the Final Purchase Price based upon such items. The parties acknowledge that the sole purpose of the determination of Closing Net Working Capital in the Closing Statement is to adjust the Estimated Purchase Price to reflect changes in the Closing Net Working Capital, and such change can only be measured if the calculation is done using the same methodology, practice and principles used in determining the Target Working Capital. If Purchaser does not deliver the Closing Statement within sixty (60) days following the Closing, then, at Seller’s election, the amounts set forth in the Pre-Closing Statement shall be deemed final and the Adjustment Amount shall be zero or, Seller may unilaterally engage the Independent Accountant for an independent determination of the Closing Statement. Purchaser may not deliver, amend or supplement the Closing Statement after the sixtieth (60th) day following the Closing without the prior written consent of Seller.

(b) After receipt of the Closing Statement, the Seller and its representatives shall have the opportunity to review Purchaser’s calculations (including, if applicable, any work papers prepared by Purchaser’s auditors in connection therewith, subject to Seller’s execution of customary non-reliance letters, confidentiality agreements or similar agreements that may be requested by such auditors) of Closing Net Working Capital and Closing Deferred Revenue, and Seller and its representatives shall be permitted reasonable access (including the right to make copies) to the books and records of Purchaser (including accountant work papers) and to the appropriate personnel of Purchaser (including its accountants), in each case, upon reasonable notice and during normal business hours for purposes of providing reasonable assistance to Seller and its representatives in connection with its review of the Closing Statement. Following the Closing, Purchaser shall cooperate with the Seller in connection with its review of the Closing Statement and shall not take any action with respect to or cause the destruction of the accounting books and records on which the Closing Statement is to be based that would obstruct or prevent the preparation of the Closing Statement and the determinations set forth in this Section 2.11. If Seller reasonably believes that Purchaser has failed to provide such access or cooperation or is otherwise in breach of this Section 2.11, then Seller shall send notice indicating Purchaser’s failure to provide access or cooperation or other breach to Purchaser and the Independent Accountant. Service of the notice shall toll the deadline for the Seller to respond in accordance with Section 2.11(b)(i) until thirty (30) days after the dispute regarding access or cooperation or other breach has been resolved by the Independent Accountant (as selected in accordance with Section 2.11(b)(iii)) but the Independent Accountant would initially be asked to resolve the informational dispute before resolving any objections set forth in an Objection Notice and, if applicable, any subsequent information has been produced by Purchaser.

(i) If, within thirty (30) days following the delivery of the Closing Statement (as such time period may be tolled pursuant to this Section 2.11(b)), the Seller has not given Purchaser notice of its objection to any item in the Closing Statement (an “Objection Notice”), then the Closing Statement shall be deemed final and binding on Purchaser, Seller and any other party hereto.

(ii) If the Seller delivers an Objection Notice, then Purchaser and the Seller shall consult in good faith to resolve the disputed items set forth in the Objection Notice. If all disputed items set forth in the Objection Notice are resolved in writing by the Seller and Purchaser, then the Closing Statement, as revised to reflect the written resolution of the Seller and Purchaser, shall be final and binding on Purchaser, Seller and any other party hereto.

(iii) If any disputed items have not been resolved within thirty (30) days following delivery of the Objection Notice, from and after such time either the Seller or Purchaser may submit the remaining disputed items to a nationally recognized independent public accountant that is not providing (and during the preceding two-year period has not provided) services to Seller or Purchaser or any of their Affiliates (or, if none is available, a nationally recognized consulting or valuation firm) that is mutually agreeable to the Seller and Purchaser (the firm actually retained pursuant to this sentence, the “Independent Accountant”) for resolution. If an Independent Accountant is retained to resolve any informational disputes as set forth in this Section 2.11(b), that same Independent Accountant will resolve any disputes set forth in the Objection Notice.

(1) If any items in dispute are submitted to the Independent Accountant for resolution, (x) Purchaser and the Seller shall use their respective reasonable efforts to cause the Independent Accountant to resolve all remaining disagreements (only to the extent such disagreements remain in dispute) with respect to the Closing Statement as soon as practicable but in any event shall direct the Independent Accountant to render a determination within thirty (30) days after its retention, (y) Purchaser and the Seller shall cooperate with the Independent Accountant during its engagement and furnish to the Independent Accountant and each other such work papers and other documents and information (subject to customary non-reliance letters, confidentiality agreements or similar agreements that may be requested by third parties) relating solely to the disputed issues as the Independent Accountant may request and are available to that party (including, in the case of Purchaser, its accountants), and shall be afforded the opportunity to present to the Independent Accountant any materials relating to the determination and to discuss the determination with the Independent Accountant; provided, however, that copies of all such materials are concurrently provided to the other party and that discussions may only occur in the presence (including by telephone) of the other party; provided further, however, that the Independent Accountant shall consider only those items and amounts which are identified as being in dispute, and (z) the determination by the Independent Accountant of the disputed items in the Closing Statement, as shall be set forth in a notice delivered to both parties by the Independent Accountant, shall be final and binding on Purchaser, Seller and any other party hereto on the date the Independent Accountant delivers its final resolution in writing to the Seller and Purchaser.

(2) The Independent Accountant shall have full authority to resolve issues relating to the disputed items in the Closing Statement; provided, however, that the Independent Accountant shall not have the authority to resolve issues relating to (x) breaches of representations, warranties or covenants or (y) other claims that are not within the scope of the disputed items in the Closing Statement. The Independent Accountant shall set forth its determination of all issues in a written opinion. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accountant shall make its determination based solely on presentations by Purchaser and the Seller and not on the basis of independent review. The final judgment of the Independent Accountant may be entered into any court having jurisdiction over the issues addressed in the arbitration.

(3) The parties and the Independent Accountant will keep confidential, and will not disclose to any Person, except to their attorneys, investors and representatives or as may be required by Law or in connection with enforcing the decision of the Independent Accountant, the existence of any dispute, claim or controversy under this Section 2.11, the referral of any such dispute, claim or controversy to the Independent Accountant or the status or resolution thereof.

(4) The fees of the Independent Accountant for such determination shall be borne by Purchaser, on the one hand, and Seller, on the other hand, in proportion to the portion of the aggregate amount in dispute that is finally resolved by the Independent Accountant in a manner adverse to such party. For example, if the Purchaser claims the appropriate line item adjustments are $1,000 (in the aggregate) less than the amount determined by the Seller, and the Seller contests only $500 of the amounts claimed by the Purchaser, and if the Independent Accountant ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of the Independent Accountant will be allocated 60% (i.e. 300/500) to Seller and 40% (i.e. 200/500) to the Purchaser. Notwithstanding the foregoing, if the Independent Accountant is engaged solely to resolve an access or cooperation dispute pursuant to this Section 2.11(b) but does not subsequently determine any items in dispute pursuant to an Objection Notice, the fees of the Independent Accountant shall be split equally by Purchaser and Seller.

(c) The Estimated Purchase Price shall be adjusted as follows (without duplication and as so adjusted, the “Final Purchase Price”): (i) increased by the amount, if any, by which Closing Net Working Capital, as finally determined pursuant to Section 2.11(b) (“Final Working Capital”), is greater than Estimated Working Capital, (ii) reduced by the amount, if any, by which Final Working Capital is less than Estimated Working Capital, (iii) reduced by the amount, if any, by which Closing Deferred Revenue, as finally determined pursuant to Section 2.11(b) (“Final Deferred Revenue”), is greater than Estimated Deferred Revenue, and (iv) increased by the amount, if any, by which Final Deferred Revenue is less than Estimated Deferred Revenue (the amount of the adjustment, which may be positive or negative, calculated pursuant to this Section 2.11(c), the “Adjustment Amount”).

(d) No later than the second (2nd) Business Day following the final determination of the Adjustment Amount:

(i) if the Adjustment Amount is positive, then (A) Purchaser shall pay to Seller an amount in cash equal to the Adjustment Amount and (B) the Adjustment Escrow Funds shall be released to Seller pursuant to Section 2.11(e);

(ii) if the Adjustment Amount is negative, then (A) Purchaser and Seller shall provide a joint written instruction to the Escrow Agent to release an amount of cash equal to the Adjustment Amount from the Adjustment Escrow Fund and (B) any remaining Adjustment Escrow Funds shall be released to Seller pursuant to Section 2.11(e); or

(iii) if the Adjustment Amount is zero, then (A) Purchaser shall not be obligated to pay any amounts pursuant to Section 2.11(d) and (B) the Adjustment Escrow Funds shall be released to Seller pursuant to Section 2.11(e).

(e) Any Adjustment Escrow Funds remaining following the payment to Purchaser in accordance with Section 2.11(d)(ii) shall be concurrently released to Seller, or if no payment is made from the Adjustment Escrow Fund to Purchaser in accordance with Section 2.11(d)(i) or Section 2.11(d)(iii), all Adjustment Escrow Funds shall be immediately released to Seller.

(f) Payment of the negative Adjustment Amount (if any) from the Adjustment Escrow Funds shall be the sole and exclusive remedy and source of recovery available to Purchaser for any claims by Purchaser against Seller or Seller Group member, or otherwise, arising out of or relating to any negative Adjustment Amount (if any) and neither Purchaser nor any of its Affiliates shall have any claim against Seller or any of its Affiliates in respect thereof.

(g) Except to the extent otherwise required by applicable Law, the Adjustment Amount shall be treated as an adjustment to the Estimated Purchase Price for federal, state, local and foreign income Tax purposes.

2.12 Preparation of Closing Statements. The Pre-Closing Statement and the Closing Statement (and all estimates and calculations of the amounts included therein, including of Closing Net Working Capital), as applicable shall be prepared in accordance with the Accounting Methodology, except that the Closing Statement (and all estimates and calculations of the amounts included therein, including of Closing Net Working Capital) shall (a) not include any purchase accounting or other adjustment arising out of the consummation of the Transactions, (b) not be impacted by any (i) changes requested by Purchaser between the date hereof and the Closing Date or (ii) any action of Purchaser or any of its Affiliates and (c) in the case of the calculations of Closing Net Working Capital, only include the same line items included in the calculation of Working Capital in accordance with Section 6.10.

2.13 Transfer Taxes. It is the intention of the Purchaser and the Seller that the Transactions be exempt from all transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar taxes, levies and fees (including any penalties, fines and interest), together with any conveyance fees, recording charges and other similar fees and charges, incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”) pursuant to Section 1146(a) of the Bankruptcy Code, as applicable. Purchaser and the Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes due with respect to the Transactions. Solely to the extent not exempt in accordance with Section 1146(a) of the Bankruptcy Code or any available exemption under state or local law, (i) with respect to any Transfer Taxes in aggregate amount not to exceed $4,000,000, Purchaser and Seller shall each be responsible for 50% of such Transfer Taxes, regardless of the party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes, and (ii) with respect to all Transfer Taxes above the amount set forth in clause (i), Seller shall be solely responsible for such Transfer Taxes and shall indemnify, defend and hold harmless Purchaser against any such Transfer Taxes. The party responsible under applicable Law for filing all necessary Tax Returns and other documentation with respect to any Transfer Tax shall (a) properly file such Tax Returns and other documentation on a timely basis (and, if required by applicable Law, the other party will join in the execution of any such Tax Returns and other documentation), and (b) timely pay all Transfer Taxes to the applicable Governmental Authority and provide to the other party evidence of payment of all Transfer Taxes (and such other party, shall, within five (5) days prior to the due date of the applicable Tax Return (taking into account all valid extensions obtained), pay its share of the Transfer Taxes to the filing party).

2.14 Allocation of Purchase Price.

(a) At least ten (10) Business Days prior to the anticipated Closing Date, Purchaser shall provide Seller an allocation of the amounts required to be paid by Purchaser pursuant to Section 2.9(a) among the Seller and each Subsidiary transferring assets hereunder (the “Closing Payment Allocation Schedule”). In the event the Seller notifies Purchaser that it disagrees with the Closing Payment Allocation Schedule delivered by Purchaser within three (3) days of delivery of the Closing Payment Allocation Schedule by Purchaser, Purchaser and the Seller shall negotiate in good faith to resolve such disputed items as promptly as practicable; provided that, if the Seller does not deliver a notice of disagreement to Purchaser within three (3) days of delivery of the Closing Payment Allocation Schedule by Purchaser, the Closing Payment Allocation Schedule delivered by Purchaser shall be final. If Purchaser and the Seller are unable to reach agreement with respect to the Closing Payment Allocation Schedule within three (3) days after the delivery of the Closing Payment Allocation Schedule by Purchaser to the Seller, the parties shall submit the dispute to the Bankruptcy Court for final resolution. Within 90 days following the Closing, Purchaser shall deliver to the Seller a schedule allocating the Purchase Price, the Assumed Liabilities, and all other amounts treated as consideration for U.S. federal income tax purposes (collectively, the “Tax Consideration”) among the Transferred Assets (the “Allocation Schedule”). The Allocation Schedule shall be reasonable, shall be prepared in accordance with (and to the extent necessary to comply with) Section 1060 of the IRC Code and the applicable regulations promulgated thereunder and shall be consistent with the Closing Payment Allocation Schedule. In the event the Seller notifies Purchaser that it disagrees with the Allocation Schedule delivered by Purchaser within fifteen (15) days of delivery of the Allocation Schedule by Purchaser, Purchaser and the Seller shall negotiate in good faith to resolve such disputed items as promptly as practicable; provided that, if the Seller does not deliver a notice of disagreement to Purchaser within fifteen (15) days of delivery of the Allocation Schedule by Purchaser, the Allocation Schedule delivered by Purchaser shall be final. If Purchaser and the Seller are unable to reach agreement with respect to the Allocation Schedule within 30 days after the delivery of the Allocation Schedule by Purchaser to the Seller, the parties shall submit the dispute to the Bankruptcy Court for final resolution. The Seller and the Purchaser shall submit the relevant information, books and records, as applicable, and all other data necessary for, or requested by, the Bankruptcy Court to make its determination. The determination of the Bankruptcy Court solely in respect of the specifically disputed items shall be final and binding upon the parties, and the Allocation Schedule shall be revised solely to reflect such determinations, and thereafter such revised Allocation Schedule shall be deemed agreed to by the parties. The parties shall be bound by the agreed (or deemed agreed) Allocation Schedule (as adjusted pursuant to the prior sentence), and the parties shall, and shall cause their respective Affiliates to, report, act and file all Tax Returns in all respects and for all purposes consistent with such allocation.

(b) Purchaser and the Seller shall (i) timely file all Tax Returns required to be filed in connection with the Allocation Schedule, (ii) prepare and file all Tax Returns and determine all Taxes in a manner consistent with the Allocation Schedule, and (iii) not, and shall not allow their respective Affiliates to, take any actions inconsistent with the Allocation Schedule, except in each case as may be required by a change in applicable Law or pursuant to the good faith resolution of a tax dispute and except as may be necessary to reflect adjustments to the Allocation Schedule resulting from post-Closing payments or events as mutually agreed between Purchaser and Seller. Purchaser, on the one hand, and the Seller, on the other hand, shall notify the other if it receives notice that any Governmental Authority proposes any allocation different from Allocation Schedule.

2.15 Escrow Accounts. At the Closing, the Deposit Escrow Amount shall be used to satisfy a portion of the payment obligations of Purchaser pursuant to Section 2.8(e)(ii), otherwise the Deposit Escrow Amount shall be released to Purchaser or Seller pursuant to Section 2.9(c). The Adjustment Escrow Funds shall be used to satisfy any portion of the payment obligations (if any) of Seller pursuant to Section 2.11(d)(ii), otherwise the Adjustment Escrow Funds shall be released to Seller pursuant to Section 2.11(e). Upon the final release of all of the Deposit Escrow Amount and the Adjustment Escrow Funds pursuant to the terms of this Agreement and the Escrow Agreement, the Escrow Agreement shall automatically terminate. Any fees owed to the Escrow Agent and obligations under the Escrow Agreement shall be borne equally by Purchaser and Seller. The Deposit Escrow Amount shall be held in trust for the benefit of Seller and neither the Deposit Escrow Amount nor the Adjustment Escrow Funds shall be subject to any encumbrance, attachment, trustee process or any other judicial process of any creditor of any party hereto, and shall be held and disbursed solely for the purposes of and in accordance with the terms of this Agreement and the Escrow Agreement.

2.16 Local Transfer Agreements .

(a) In any non-U.S. jurisdiction (i) in which the transfer of Transferred Assets or the assumption of Assumed Liabilities is required by applicable Law to be made pursuant to a Local Transfer Agreement or (ii) where Purchaser or Seller reasonably expects that using a Local Transfer Agreement to such make such transfer or assumption would reduce applicable Transfer Taxes, any such Transferred Assets or Assumed Liabilities, as applicable, shall be transferred or assumed by a Local Transfer Agreement.

(b) To the extent that applicable local law requires provisions of a Local Transfer Agreement, and such provisions are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of Transferred Assets or the assumption of Assumed Liabilities), (i) the provisions of this Agreement shall prevail and (ii) so far as permissible under applicable Law of the relevant jurisdiction, the Seller and Purchaser shall cause the provisions of the relevant Local Transfer Agreement to give effect to the provisions of this Agreement.

(c) No Party (or any of its Affiliates) shall bring any claim against the other Party or any of its Affiliates in respect of or based upon any of the Local Transfer Agreements, except to the extent necessary to enforce any transfer of the Transferred Assets or the assumption of Assumed Liabilities sold or assigned to Purchaser hereunder in a manner consistent with the terms of this Agreement. All such claims shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Transfer Agreements (but without prejudice to the establishment of the existence of the claim hereunder).

2.17 Withholding . The Purchaser shall be entitled to withhold from any amount otherwise payable to Seller or any Subsidiary selling assets pursuant to this Agreement, any withholding Taxes required by applicable Law to be withheld from the amounts so payable. Any amount so withheld and paid over to the appropriate Governmental Authority shall be deemed to have been paid over to the applicable Seller or Subsidiary for all purposes of this Agreement. In the event Purchaser determines that Purchaser is required to withhold any Taxes from any amount otherwise payable to Seller or any Subsidiary under this Agreement, Purchaser use commercially reasonable efforts to notify the Seller or Subsidiary of such requirement and the basis for such requirement prior to the Closing. The Parties shall cooperate in determining whether any such withholding is required and to take reasonably steps to reduce or eliminate any such withholding. As of the date of this agreement and based on the information known by the parties, the parties are not aware that any such withholding will be required under applicable Law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed in a document herewith delivered by the Seller to Purchaser (the “Seller Schedules”), the Seller hereby makes the representations and warranties contained in this Article 3 to Purchaser as of the date hereof and as of Closing.

3.1 Organization, Good Standing and Other Matters; Subsidiaries. Except as set forth on Schedule 3.1, each Debtor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has, subject to the necessary authority of the Bankruptcy Court, the requisite corporate or limited liability company power and authority to own and lease its properties and to carry on the Business as now being conducted in all material respects. Each Debtor is duly qualified as a foreign corporation or limited liability company in each jurisdiction in which the nature of the Business as currently conducted by it or the property owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2 Authority and Enforceability. Subject to Bankruptcy Court approval, the Seller has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the each of the Related Documents to which the Seller is (or at Closing, will be) a party thereto, and the consummation by the Seller of the Transactions, has been duly authorized and approved by all necessary limited liability company action on the part of the Seller. This Agreement has been, and each Related Document will be, at or prior to the Closing, duly executed and delivered by the Seller and, assuming the due execution and delivery by the other parties hereto or thereto, and subject to the approval of the Bankruptcy Court, constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

3.3 No Conflict; Required Filings and Consents. Except (a) as required by the HSR Act and any other Antitrust Laws that require the consent, waiver, approval, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Authority, (b) such filings as may be required in connection with the Transfer Taxes described in Section 2.13 and (c) as otherwise set forth on Schedule 3.3, the execution and delivery of this Agreement by the Seller does not and the execution and delivery of the Related Documents by the Seller will not, and the consummation of the Transactions hereby and thereby will not (i) violate the provisions of the Organizational Documents of any member of the Seller Group, (ii) subject to the entry of the Sale Order, violate any Law or Order to which any member of the Seller Group is subject or by which its properties or assets are bound, (iii) require any member of the Seller Group to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date (except as required by the Bankruptcy Code or the Sale Order), (iv) subject to the entry of the Sale Order, result in a breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the Consent of any third party to, any Assigned Contract or (v) subject to the entry of the Sale Order, result in the imposition or creation of any Lien upon or with respect to any of the assets or properties of the Seller Group; excluding from the foregoing clauses (ii) through (v) any Consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.4 Sufficiency of Transferred Assets. Except as set forth on Schedule 3.4, the Seller Group has and will, subject to the entry of the Sale Order, transfer to Purchaser (to the fullest extent permissible under Section 363(f) of the Bankruptcy Code, as applicable) indefeasible title to the Transferred Assets (including all right, title, and interest therein), Free and Clear. Except as set forth on Schedule 3.4, assuming receipt of all required Consents, the Transferred Assets, together with and taking into account all Related Documents (including the Transition Services Agreement), include all assets, properties, and rights (including Intellectual Property) used or held for use by the Seller Group that are necessary as of immediately following the Closing to operate the Business in all material respects as presently conducted on the date hereof; provided, however, that nothing in this Section 3.4 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of cash or working capital (or the availability of the same) and this Section 3.4 shall not be deemed to be breached as a result of the failure to obtain any Consents or third party consents that may be required in connection with the Transactions, or any action that the Seller Group is required or permitted to take pursuant to Section 6.1 or for which Purchaser has provided its consent.

3.5 Compliance With Laws; Permits.

(a) Except as set forth on Schedule 3.5(a), (i) the Seller Group is, and for the past three (3) years has been, conducting the Business in compliance in all material respects with all Laws applicable to the Business and (ii) to the Seller’s Knowledge, no member of the Seller Group has received any written notice during the past three (3) years of any material violations of any material Law applicable to their conduct of the Business.

(b) (i) the Seller Group possess all material Permits required for the operation of the Business as currently conducted (the “Seller Permits”) and (ii) to the Seller’s Knowledge, no member of the Seller Group has received as of the date hereof any written notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Permit.

3.6 Litigation. Except (i) for workers’ compensation claims in the ordinary course of business and (ii) for Actions not stayed under Section 362 of the Bankruptcy Code, as of the date hereof, there is no Action pending or, to the Seller’s Knowledge, threatened in writing, against any member of the Seller Group that would have a Material Adverse Effect or affect the Transferred Assets in any material respect after the entry of the Sale Order, if determined adversely and after taking into effect applicable insurance coverage.

3.7 Real Property; Personal Property.

(a) Schedule 3.7(a) sets forth a list of all leases and subleases as of the date hereof that are used for, or held for use in, the Business (the “Real Property Leases,” and the leasehold interest, “Leased Real Property”). Except as set forth on Schedule 3.7(a), except as may be limited by the Enforceability Exceptions and subject to the approval of the Bankruptcy Court, as applicable, the Seller Group has a valid, binding and enforceable leasehold interest under each of the Leased Real Properties, free and clear of all Liens (other than Permitted Liens). Except as a result of, or arising in connection with, the filing of the Bankruptcy Cases, the Seller Group has not received any written notice of any material default or event that (with due notice or lapse of time or both) would constitute a material default by the Seller Group under any Real Property Lease, other than defaults that have been cured or waived in writing.

(b) Schedule 3.7(b) sets forth a list of all material leases of tangible assets and other personal property of the Seller Group used primarily in connection with the Business as of the date hereof. Each member of the Seller Group has good and valid title to, or in the case of leased tangible assets and other personal property, a valid leasehold interest in (or other right to use), all of the material tangible assets and other personal property that are necessary for such member of the Seller Group to conduct the Business, in each case, free and clear of all Liens (other than Permitted Liens). All such material tangible assets and other personal property are in good condition and repair in all material respects, normal wear and tear excepted.

3.8 Assigned Contracts. With respect to the Assigned Contracts, except as set forth on Schedule 3.8, (i) except as a result of, or arising in connection with, the filing of the Bankruptcy Cases, no event has occurred that (with due notice or lapse of time or both) would constitute a default or a violation of any such Assigned Contract or would cause the acceleration of any obligation of any member of the Seller Group under any Assigned Contract, or, to the Seller’s Knowledge, any other party thereto, other than defaults that have been cured or waived in writing or would not reasonably be expected to be material to the Business, (ii) each Assigned Contract is a legal, valid and binding obligation of the applicable member of the Seller Group and, to the Seller’s Knowledge, each other party thereto, and is in full force and effect (except to the extent subject to, and limited by, the Enforceability Exceptions) and (iii) to the Seller’s Knowledge, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any Assigned Contract.

3.9 Tax Matters.

(a) Seller Group (in relation to the Business or the Transferred Assets) has timely filed all material Tax Returns required to be filed by it (taking into account any validly obtained applicable extensions) and all such Tax Returns are true, complete and correct in all material respects. Seller Group has timely paid, or made adequate provision in the Financial Statements for, all material Taxes (whether or not shown as due and owing by it on any Tax Returns) other than to the extent of the nonpayment of which is required under the Bankruptcy Code.

(b) Except as set forth on Schedule 3.9(b), as of the date of this Agreement, Seller Group (in relation to the Business or the Transferred Assets) is not currently the subject of an audit or other examination relating to the payment of or failure to pay a material amount of Taxes, and Seller Group (in relation to the Business or the Transferred Assets) has not received written notice from any Governmental Authority that such an audit or examination will be initiated in the future.

(c) Seller Group (in relation to the Business or the Transferred Assets) has not entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of any Taxes that will be in effect after the Closing.

(d) Seller Group (in relation to the Business or the Transferred Assets) is not a party to or bound by, or has any obligation under, any Tax allocation, indemnity or sharing agreement or similar Contract or has any other obligation to indemnify any other Person with respect to Taxes that will be in effect after the Closing (other than an obligation arising under a commercial agreement the primary subject of which is not Taxes).

(e) There are no Liens (other than Permitted Liens) with respect to Taxes on any of the Transferred Assets.

(f) Seller Group (in relation to the Business or the Transferred Assets) is not currently the beneficiary of any extension of time within which to file any Tax Return (other than an automatic extension of time to file a Tax Return).

(g) Seller Group (in relation to the Business or the Transferred Assets) has not received notice of any claim by any authority in any jurisdiction where it does not file Tax Returns that it is or may be subject to any Taxes or future taxation in such jurisdiction.

(h) All material amounts of Taxes which Seller Group (in relation to the Business or the Transferred Assets) was required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party.

3.10 Affiliate Transactions.

(a) None of Seller, any Subsidiary of Seller or any of their respective officers, directors or employees (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a participant in any material transaction to which Seller is a party related to the Business or the Transferred Assets or (ii) is a party to any Assigned Contract.

(b) Each Assigned Contract or other arrangement between Seller on the one hand, and any Affiliate of Seller or any officer, director or employee of Seller on the other hand, is on commercially reasonable terms no more favorable to the Affiliate, director, officer or employee of Seller than what any third party negotiating on an arm’s-length basis would expect.

3.11 Labor Matters. Except as set forth on Schedule 3.11, as of the date hereof:

(a) No member of the Seller Group (solely as related to the Business) is a party to any collective bargaining agreement or other Contract with a labor union or labor organization, and no employee of any member of the Seller Group is represented by any labor organization with respect to such employee’s employment with the applicable member of the Seller Group;

(b) there is no strike or work stoppage involving the Seller Group (solely as related to the Business) pending or formally threatened in writing;

(c) no Action brought by or on behalf of any employee, former employee, labor organization or other representative of the employees of any member of the Seller Group (solely as related to the Business) is pending or formally threatened in writing against the Seller Group (solely as related to the Business) (other than ordinary workers’ compensation claims) that would be material to the Business;

(d) to Seller’s Knowledge, no union organization campaign is in progress with respect to any employee or group of employees of the Seller Group;

(e) there has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to any member of the Seller Group within the six (6) months prior to the date hereof;

(f) The Seller Group (solely related to the Business) is, and during the prior three (3) years, has been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, pay equity, worker classification (including with respect to classifications of independent contractors vs. employees), Fair Labor Standards Act, discrimination, sexual harassment, workplace harassment, civil rights, affirmative action, work authorization, immigration, whistleblower, retaliation, leaves of absence, plant closings, mass layoffs, relocations, safety and health, information privacy and security, workers compensation, and the payment and withholding of employment-related Taxes; and

(g) All current employees of the Seller Group who provide services to the Business have provided the Seller Group with sufficient evidence that each such employee is a citizen of, or is authorized to be employed in, the country in which such employee provides services and the Seller Group (solely related to the Business) is in compliance in all material respects with all Laws relating to immigration.

3.12 Employee Benefits.

(a) Schedule 3.12(a) contains a list of each material Seller Plan. For purposes of this Agreement, “Seller Plan” (and collectively, “Seller Plans”) means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and each other employee benefit and employee compensation plan, program or arrangement, including any stock purchase, stock option, employment, severance, change-in-control, bonus, incentive compensation, deferred compensation, pension, welfare benefit or vacation plan that is sponsored, maintained or contributed to by Seller or an ERISA Affiliate of Seller in respect of current or former employees who provide (previously provided) services to the Business. With respect to each Seller Plan, Seller has provided or made available to Purchaser a copy of such Seller Plan or a summary of the material terms and conditions thereof, to the extent such a document exists.

(b) Except as would not reasonably be expected to result in material Liability to Purchaser, each Seller Plan has been, in all material respects, established and administered in accordance with its terms and in compliance with applicable Law. Each Seller Plan that is intended to be qualified within the meaning of Section 401(a) of the IRC Code has received an IRS determination letter or is based on a form that is the subject of an IRS opinion or advisory letter and, to Seller’s Knowledge, nothing has occurred that would reasonably be expected to result in any such Seller Plan not being so qualified.

(c) Except as set forth on Schedule 3.12(c), no Seller Plan is subject to Title IV of ERISA, and neither Seller nor any of its ERISA Affiliates has (or in the past six years has had) any Liability, contingent or otherwise, under Title IV of ERISA. Neither Seller nor any of its ERISA Affiliates participates in, contributes to, has any obligation to contribute to, or has any Liability with respect to, any “multiemployer plan” (as defined in Section 3(37) of ERISA.

(d) There are no pending Actions that have been asserted or instituted with respect to any Seller Plan (other than routine claims for benefits) that could be material to the Business, and no such Action has been formally threatened in writing.

(e) Except as set forth on Schedule 3.12(e), neither the execution and delivery of this Agreement nor the approval or consummation of the Transactions, either alone or in combination with any other event, will (i) result in any compensation becoming due to any current or former employee or director of Seller who provides services primarily in support of the Business, (ii) increase any payments or benefits payable under any Seller Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Seller Plan, (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the IRC Code, or (v) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any current or former employees of the Business.

(f) No Foreign Plan is a defined benefit pension plan or scheme.

3.13 Insurance. Schedule 3.13 sets forth a true, complete and correct list of all insurance policies maintained by Seller that are material to the Business. As of the date of this Agreement, each insurance policy maintained by Seller and material to the Business is in full force and effect, all premiums due and payable thereon have been paid in full and no member of Seller Group has (a) received a written notice of cancellation or non-renewal with respect thereto or (b) taken any action or failed to take any action which would constitute a default, or permit the termination or modification, of any such insurance policy.

3.14 Intellectual Property.

(a) Schedule 3.14(a) sets forth a list of all registrations and applications for registration of Owned Intellectual Property, including, for each item listed, the record owner, jurisdiction and issuance, registration or application number and date, as applicable, of such item. All registrations set forth on Schedule 3.14(a) are, in all material respects, valid and in force, and all applications set forth on Schedule 3.14(a) are pending and in good standing.

(b) Seller exclusively owns all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and has a valid right to use all other Intellectual Property the conduct of the Business in the manner currently used in the conduct of the Business as currently conducted. The Owned Intellectual Property, together with any Intellectual Property licensed under an Assigned Contract or provided under the Transition Services Agreement and all Seller Marks constitutes all material Intellectual Property used or held for use in the conduct and operation of the Business as currently conducted.

(c) To Seller’s Knowledge, during the 12-month period prior to the date of this Agreement, Seller has not received any written notice from any Person (i) alleging that the conduct of the Business as currently conducted infringes, constitutes a misappropriation of or violates any Intellectual Property of any Person or (ii) challenging the ownership by Seller of or the validity or enforceability of any Owned Intellectual Property, in each case, that would reasonably be expected to be material to the Business, taken as a whole. The Business has not and the Seller Group has not, in the operation of the Business, infringed, misappropriated, or otherwise violated any Intellectual Property of any Person in the past three (3) years in any material respect.

(d) To Seller’s Knowledge, no other Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property in the past three (3) years.

(e) The Seller Group has taken commercially reasonable steps to protect and maintain the secrecy and confidentiality of all trade secrets and non-public know-how included in the Owned Intellectual Property. To Seller’s Knowledge, there has been no unauthorized use, disclosure or misappropriation of any such trade secrets and non-public know-how.

(f) All Persons who have materially contributed to the creation or development of any Owned Intellectual Property for or on behalf of any member of the Seller Group have executed and delivered to Seller or one of its Affiliates or its or their predecessors an agreement providing for the assignment by such Persons to Seller all right, title and interest in and to such Persons’ contributions to such Intellectual Property or Seller or one of its Affiliates owns such right, title, and interest automatically by operation of law.

(g) Except as set forth on Schedule 3.14(g), Seller has not licensed or provided to any Person, or allowed any Person to access or use, any source code for any Software that is Owned Intellectual Property, other than employees, contractors and consultants of Seller that have confidentiality obligations to Seller with respect to such source code. Except as set forth on Schedule 3.14(g), no source code for any Software that is Owned Intellectual Property is in escrow.

(h) The manner in which any Open Source Software is incorporated into, linked to or called by, or otherwise combined or distributed with any Software that is Owned Intellectual Property does not, according to the terms of the license applicable to such Open Source Software, obligate the Seller or any of its Subsidiaries to disclose, make available, offer or deliver the source code for any Software that is Owned Intellectual Property to any third party. The Seller Group is in compliance, in all material respects, with all terms and conditions of any license applicable to Open Source Software that is incorporated into, linked to or called by, or otherwise combined or distributed with any Software that is Owned Intellectual Property. The Seller has in its possession the source code for all Software that is Owned Intellectual Property.

(i) Neither the execution, delivery or performance of this Agreement or any of the Transaction Documents will, with or without notice or the lapse of time, result in, or give any other person the right or option to cause or assert: (i) a loss of, or Lien on, or forfeiture of any Owned Intellectual Property; (ii) the release, disclosure or delivery of any Software that is Owned Intellectual Property by any escrow agent or to any other Person; (iii) the grant, assignment or transfer to any other Person of any license or other material right or interest, such as an ownership interest or covenant-not-to-sue, under, in or to any of the Owned Intellectual Property; or (iv) any impairment of the right of Purchaser to use, operate, possess, sell or license, without restriction, any Owned Intellectual Property or portion thereof or to license or dispose of, or to bring any Action for the infringement, misappropriation, violation or other conflict of or with any Owned Intellectual Property. Following the Closing, the Purchaser will be permitted to exercise all of the rights of the Seller Group in the Owned Intellectual Property and Intellectual Property licensed under the Assigned Contracts in substantially the same manner as exercised by Seller Group immediately prior to the Closing.

(j) With respect to the Business, (i) each member of the Seller Group is and has been, in the past three (3) years, in compliance with all Information Privacy and Security Laws and all contractual obligations binding on the Seller Group and applicable to their processing, use, disclosure, collection, privacy, confidentiality, transfer or security of Personal Information, (ii) each member of the Seller Group has, in the past three (3) years, taken reasonable steps to protect the confidentiality, integrity and security of the IT Systems owned or controlled by it and the data (including Personal Information, trade secrets and other confidential information) stored thereon against any unauthorized use, access, interruption, modification or corruption; (iii) each member of the Seller Group has implemented and maintains reasonable data recovery, backup procedures and information security program; (iv) in the past three (3) years, there has been no security breaches of, or unauthorized access to or use of, any of the IT Systems or any unauthorized access to, or breach, unauthorized acquisition or disclosure, loss, corruption, alteration or misuse of any Personal Information, trade secrets or other confidential information processed by or on behalf of the Seller Group, including as a result of any ransomware attack and (v) in the past three (3) years, no written notice or claim alleging a violation of any Information Privacy and Security Laws has been made to any member of the Seller Group from any Person and, to Seller’s Knowledge, no such claim has been threatened.

3.15 Brokers and Finders. Except as set forth on Schedule 3.15, the Seller has not, directly or indirectly, entered into any agreement with any Person that would obligate the Seller to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

3.16 Foreign Corrupt Practices Act. Neither the Seller, nor, to Seller’s Knowledge, any Representative, consultant or agent thereof acting on Seller’s behalf, directly or indirectly, has made any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign government, or any agency or subdivision thereof, or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both (a) and (b) above in order to assist Seller to obtain or retain business for or direct business to Seller and under circumstances which would subject Seller to liability under the FCPA or any corresponding foreign Laws.

3.17 OFAC. Neither Seller, nor any of their respective officers, managers, or employees, or, to Seller’s Knowledge, any of their consultants, Representatives, agents or Affiliates, is (a) a person that is designated on, or is owned or controlled by a person that is designated on any list of sanctioned parties maintained by the United States, the United Nations, Canada, the United Kingdom, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department; or

(b) located or organized in a country or territory that is or whose government is, or has been in the past five (5) years, the target of comprehensive sanctions imposed by the United States, the United Nations, Canada, European Union or United Kingdom (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimean region of the Ukraine).

3.18 Material Customers . Schedule 3.18(i) sets forth a complete and correct list of the top ten (10) customers (the “Material Customers”) of the Business for the twelve-months ended September 30, 2023 (as measured by the amount of revenue of the Business received from customers). Except as set forth on Schedule 3.18(ii), from June 1, 2023 until the date of this Agreement, no Material Customer has terminated or adversely modified its relationship with the Seller Group in any material respect or given written notice to any member of the Seller Group that such Material Customer plans to cancel or otherwise terminate or make material adverse change in, its relationship with the Seller Group.

3.19 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, the Seller does not, nor do any other Persons on behalf of the Seller, make any other express or implied representation or warranty with respect to itself, the Business, the Transferred Assets or the Assumed Liabilities, or with respect to any other information provided to Purchaser or its representatives, and the Seller disclaims any other representations or warranties, whether made by or on behalf of the Seller or any other Person. The Seller will not, and no other Persons will, have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser or its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever (electronic or otherwise) or otherwise in expectation of the Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in a document herewith delivered by Purchaser to the Seller (the “Purchaser Schedules”), Purchaser hereby makes the representations and warranties contained in this Article 4 to the Seller as of the date hereof and as of the Closing.

4.1 Organization, Good Standing and Other Matters. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power or other entity power and authority to own its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed to conduct its business as currently conducted and is in good standing in each jurisdiction in which the location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially impair or delay Purchaser’s ability to consummate the Transactions.

4.2 Authority and Enforceability. Purchaser has all requisite corporate power or other entity power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party, and the consummation of the Transactions, have been duly authorized and approved by its board of directors (or equivalent governing body) and no other action on the part of Purchaser or its members is necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by Purchaser and the consummation of the Transactions. This Agreement has been, and each Related Document will be at or prior to Closing, duly executed and delivered by Purchaser and, assuming the due execution and delivery by the other parties hereto or thereto, constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

4.3 No Conflict: Required Filings and Consents. Except (a) as required by the HSR Act and any other Antitrust Laws that require the consent, waiver, approval, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Authority, (b) such filings as may be required in connection with the Transfer Taxes described in Section 2.10 and (c) as set forth on Schedule 4.3, the execution and delivery of this Agreement and of the Related Documents and the consummation of the Transactions by Purchaser will not (i) violate the provisions of its Organizational Documents, (ii) violate any Law or Order to which it is subject or by which any of its properties or assets are bound, (iii) require it to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date, (iv) result in a material breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the Consent of any third party to, any material Contract to which it is a party or (v) result in the imposition or creation of any Lien upon or with respect to any of its assets or properties; excluding from the foregoing clauses (ii) through (v) Consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, (A) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (B) otherwise prevent, hinder or delay the consummation of the Transactions.

4.4 Financing.

(a) At the Closing, Purchaser will have (a) sufficient funds available to pay the Purchase Price in accordance with the terms hereof and any other payments required hereunder and any expenses incurred or required to be paid by Purchaser in connection with the Transactions, and (b) the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Related Documents. Purchaser has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

(b) Notwithstanding anything to the contrary, Purchaser affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that Purchaser or any of its Affiliates obtain financing for or related to any of the Transactions.

4.5 Solvency. Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the making of the payments contemplated by Section 2.9, and assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Transactions as set forth herein, the accuracy of the representations and warranties of Purchaser set forth herein and the performance by Purchaser of its obligations hereunder in all material respects, Purchaser will be Solvent.

4.6 Litigation. There is no Action pending or, to Purchaser’s Knowledge, formally threatened in writing against Purchaser or involving any of its properties or assets that would be reasonably be expected to (a) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (b) otherwise prevent, hinder or delay the consummation of the Transactions.

4.7 Brokers and Finders. Except as set forth on Schedule 4.7, none of Purchaser or its Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate the Seller to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

4.8 Investigation and Agreement by Purchaser; Non-Reliance of Purchaser; No Other Representations and Warranties.

(a) Purchaser acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Business which it and its representatives have desired or requested to review. Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning the Seller Group, the Business, the Transferred Assets and the Assumed Liabilities.

(b) Except for the specific representations and warranties expressly made by the Seller in Article 3, Purchaser acknowledges and agrees that (i) the Seller is not making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Business, the Transferred Assets, the Assumed Liabilities, or any of its operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any Liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Business furnished to Purchaser or its representatives or made available to Purchaser and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (ii) no officer, director, manager, stockholder, agent, Affiliate, advisor, representative or employee of the Seller Group has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article 3 and subject to the limited remedies herein provided.

(c) Other than the specific representations and warranties expressly set forth in Article 3, Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Seller and the Seller’s Affiliates have specifically disclaimed and do hereby specifically disclaim, and shall not have or be subject to any Liability for reliance on any such other representation or warranty made by any Person. Purchaser specifically waives any obligation or duty by the Seller or the Seller’s Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly set forth in Article 3 and disclaim reliance on any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article 3; provided, however, that, notwithstanding the foregoing, Purchaser is acquiring the Business and the Transferred Assets and assuming the Assumed Liabilities subject only to the specific representations and warranties expressly set forth in Article 3.

4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to the Seller or its representatives, and Purchaser disclaims any other representations or warranties, whether made by Purchaser or any of its Affiliates, officers, directors, employees, agents or representatives.

ARTICLE 5

BANKRUPTCY COURT MATTERS

5.1 Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by the Seller of higher or better competing bids in respect of all or any part of the Transferred Assets (whether in combination with other assets of the Seller Group or otherwise) in accordance with the terms of the Bid Procedures Order (each, a “Competing Bid”). From the date hereof (and any prior time) and until the Closing, the Seller is permitted to, and to cause its representatives to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates and representatives) in connection with any sale or other disposition of the Transferred Assets. In addition, the Seller shall have the authority to respond to any inquiries or offers to purchase all or any part of the Transferred Assets (whether in combination with other assets of the Seller Group or otherwise) and perform any and all other acts related thereto which are required under the Bankruptcy Code, the Bid Procedures Order or other applicable Law, including supplying information relating to the Business and the assets of the Seller Group to prospective purchasers.

5.2 Bankruptcy Court Filings.

(a) Subject to its right to pursue a Competing Bid in accordance with the Bid Procedures Order, the Seller shall diligently pursue the entry by the Bankruptcy Court of the Sale Order, which Sale Order shall provide for the transfer of the Transferred Assets and the Assumed Liabilities to Purchaser Free and Clear. The Seller shall comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Local Bankruptcy Rules for the Bankruptcy Court in obtaining the entry of the Sale Order. The Seller further covenants and agrees that, after entry by the Bankruptcy Court of the Sale Order, and provided, that the Sale Order becomes a Final Order, the terms of any other proposed order submitted by the Seller to the Bankruptcy Court shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the

Transactions. Purchaser agrees that it will promptly take such actions as are reasonably requested by the Seller to assist in obtaining entry of the Sale Order, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. In the event the entry of the Sale Order shall be appealed, each of the Seller and Purchaser shall use its respective commercially reasonable efforts to defend such appeal.

(b) If an auction is conducted pursuant to the Bid Procedures Order (the “Auction”) and Purchaser is not the Successful Bidder, Purchaser shall, in accordance with and subject to the Bid Procedures Order, be required to serve as the Back-Up Bid if Purchaser is the next highest or otherwise best bidder for the Transferred Assets at Auction. If Purchaser is chosen as the Backup Bid, Purchaser will be required to keep its bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as may be amended with Seller’s written consent prior to or at the Auction) open and irrevocable until the Back-up Termination Date. If the agreement with the Successful Bidder (other than Purchaser) is terminated prior to closing under such agreement, Purchaser will be deemed to be the Successful Bidder and Purchaser will forthwith consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be amended with Seller’s written consent prior to or at the Auction), subject to the right of Purchaser to elect to not serve as the Back-up Bid at any time after the Back-up Termination Date.

(c) Notwithstanding any provision in this Agreement to the contrary, the Seller shall: (i) file the Bid Procedures Motion as soon as reasonably practicable after the Petition Date, (ii) consult with the Purchaser concerning any proposed amendments to the Bid Procedures Order, the Sale Order and any other Orders of the Bankruptcy Court relating to the Transactions; and (iii) promptly serve true and correct copies of all pleadings and notices that relate in any way to this Agreement, the Transactions, the Transferred Assets, or the Bid Procedures on all parties-in-interest in accordance with the Bid Procedures Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or any applicable Order of the Bankruptcy Court. In addition, without the prior written consent of Purchaser, Seller shall not amend, waive, modify or supplement the Bidding Procedures, including Sections VIII.b and XII.B.1 thereof, in any manner that is adverse to Purchaser.

5.3 Assumption of Assigned Contracts.

(a) The Seller shall file (or cause to be filed) a notice of assumption (the “Assumption Notice”) with the Bankruptcy Court in accordance with the Bid Procedures Order and serve such notice on each counterparty to an Assigned Contract listed thereon. The Assumption Notice shall identify all Assigned Contracts that the Seller and Purchaser believe may be assumed and assigned in connection with the sale of the Transferred Assets and set forth a good faith estimate of the amount of Cure Costs applicable to each such Assigned Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Assigned Contract, the amount of such Cure Cost designated for such Assigned Contract shall be “$0.00”). In accordance with the Bid Procedures Order, the Seller reserves the right to supplement such list of Assigned Contracts and provide additional notice of assumption, and to remove an Assigned Contract from the list of Assigned Contracts.

(b) On the date set forth in the Bid Procedures Order (the “Designation Deadline”), Purchaser shall provide to the Seller a list of those Assigned Contracts that Purchaser elects to have assumed and assigned to Purchaser on the Closing Date (each, a “Designated Contract,” and collectively, the “Designated Contracts”). Purchaser shall be entitled to remove certain Assigned Contracts from the list of Designated Contracts at any time prior to the Designation Deadline by providing the Seller written notice of such removal. In the event that Purchaser removes any of such Assigned Contracts from such list, the Seller will provide the relevant counterparty written notice that the applicable Assigned Contract is no longer identified as a Designated Contract. Only those executory Assigned Contracts that remain identified as Designated Contracts as of the Closing Date will constitute Assigned Contracts and will be assumed by the Seller and assigned to Purchaser pursuant to the Sale Order. The Seller shall file such motions or pleadings as may be appropriate or necessary to assume and assign the Assigned Contracts and to determine the amount of the Cure Costs; provided, that nothing herein shall preclude the Seller from filing one or more motion to reject any Contracts that are not Assigned Contracts.

(c) Notwithstanding any provision in this Agreement to the contrary, a Contract shall not be a Designated Contract hereunder and shall not be assigned to, or assumed by, Purchaser to the extent that such Contract is (i) deemed rejected under Section 365 of the Bankruptcy Code, (ii) the subject of an objection to assignment or assumption or requires the consent of any Governmental Authority or other third party (other than, and in addition to, the Bankruptcy Court) in order to permit the assumption and assignment by the applicable Seller to Purchaser of such Contract pursuant to Section 365 of the Bankruptcy Code, and such objection has not been resolved or such consent has not been obtained prior to the thirtieth day following the Closing Date (as such period may be extended by mutual agreement of Seller and Purchaser), or (iii) is terminated by any party thereto other than Seller, or terminates or expires by its terms, on or prior to such time as it is to be assumed by Purchaser as a Designated Contract hereunder and is not continued or otherwise extended upon assumption. In no event shall the failure to assign to Purchaser any Contract in accordance with subsections (i) through (iii) above reduce the Purchase Price payable to Seller or constitute a failure to satisfy the conditions precedent of Seller under Section 8.3.

(d) Subject to the terms of Section 2.5, Section 2.8, Section 5.3(a) and Section 5.3(b), Purchaser shall make provision for the payment of the Determined Cure Costs in accordance with the Sale Order.

(e) Notwithstanding any provision in this Agreement to the contrary, from and after the date of the Assumption Notice through the Closing Date, the Seller will not reject or take any action (or fail to take any action that would result in rejection by operation of Law) to reject, withdraw, repudiate or disclaim any Assigned Contract unless (i) Purchaser has provided its prior written consent or (ii) Purchaser has removed such Assigned Contract from the list of Designated Contracts.

ARTICLE 6

PRE-CLOSING COVENANTS

6.1 Conduct of Business. Except (i) as set forth on Schedule 6.1, (ii) as may be approved by Purchaser (which approval will not be unreasonably withheld, delayed or conditioned), or (iii) as is otherwise permitted, contemplated or required by this Agreement, any Assigned Contract, by applicable Laws or by order of the Bankruptcy Court, from the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:

(a) The Seller Group shall use their commercially reasonable efforts to (i) conduct the Business in the ordinary course of business, (ii) preserve the present business operations, organization and goodwill of the Business, and (iii) preserve the present relationships with employees, customers, and suppliers of, and others having material business relationships with, the Business; and

(b) The Seller shall not, and shall cause its Subsidiaries not to:

(i) sell, license, abandon or otherwise dispose of any asset or property constituting Transferred Assets other than, in each case, in the ordinary course of business or for the purpose of disposing of obsolete or worthless assets;

(ii) except in the ordinary course of business, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of any business or any corporation, partnership or other business organization or otherwise acquire any material assets (except inventory), that as of the Closing would constitute Transferred Assets, except for the acquisition of assets in the ordinary course of business;

(iii) change its present accounting methods or principles in any material respect, except as required by GAAP or applicable Law;

(iv) subject any of the Transferred Assets to any Lien, except for existing Liens and Permitted Liens;

(v) except in the ordinary course of business, enter into any Contract related to the Business for aggregate liability for the Seller Group in excess of $250,000;

(vi) enter into any agreement settling regarding the breach, infringement, misappropriation or dilution of, any material Owned Intellectual Property, including the granting of a license or covenant not to sue to any Person;

(vii) (A) abandon, disclaim, dedicate to the public, permit to lapse, sell, transfer, lease, assign or otherwise dispose of, or grant any security interest in or to any material Owned Intellectual Property, or (B) grant to any Person any license, or enter into any covenant not to sue, with respect to any material Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business;

(viii) (A) increase the level of compensation of any Business Employee, (B) grant any new compensation to any Business Employee (including any new employment agreement, bonus award, incentive, retention or transaction-based compensation, equity-based award, or severance agreement), (C) adopt or enter into any compensation arrangement or employee benefit plan that would be a Seller Plan in which a Business Employee participates, (D) enter into, amend, or modify any collective bargaining agreement or any other agreement with any union or works council (E) implement any layoff or (F) terminate the employment of (other than for cause or permanent disability) any Business Employee or hire any new employee for the Business whose annual base salary exceeds $200,000; provided this clause (viii) shall not limit Seller’s ability to increase base pay for any Business Employee in the ordinary course of business; provided further that such ordinary course of business increases to base pay through June 1, 2024 for Business Employees shall not exceed $600,000 in the aggregate for all such Business Employees;

(ix) except as part of the Bankruptcy Cases, settle or compromise any Action that is material to the Business;

(x) except in the ordinary course of business, terminate or fail to renew any Permit necessary for the operation of the Business;

(xi) fail to use commercially reasonable efforts to maintain existing insurance policies included in the Transferred Assets or to renew or replace existing insurance policies included in the Transferred Assets following their termination;

(xii) make any commitments for capital expenditures related to the Business in excess of $100,000 individually or $500,000 in the aggregate;

(xiii) accelerate the collection of any Accounts Receivable or the payment of any liability included in Closing Net Working Capital (including by offering or promoting discounts or rebates outside of the ordinary course of business);

(xiv) make, change or revoke any material Tax election, change an annual accounting period, adopt or change any Tax accounting method, file any amended Tax Return, file any Tax Return that is inconsistent with past practice, enter into any agreement with a taxing authority (including any closing agreement), settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or surrender any right to claim a refund of Taxes, in each case, other than as required by the IRC Code or applicable Law, and in each case that could have an effect on the amount of Taxes due from the Business or due as a result of the Transferred Assets, in each case, for a taxable period (or portion thereof) beginning after the Closing Date;

(xv) waive or release any material right of Seller or any of its Subsidiaries that constitutes a Transferred Asset;

(xvi) other than in the ordinary course of business, amend, modify, reject or terminate, or waive any material rights under, any Assigned Contract; or

(xvii) agree, authorize or commit, in writing or otherwise, to take any of the foregoing actions.

(c) Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Purchaser or any of its Affiliates, directly or indirectly, any right to control or direct the Business, assets and operations prior to the Closing. Prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its Business, assets and operations.

6.2 Access to Information; Confidentiality.

(a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement, the Seller shall grant Purchaser and its representatives (at Purchaser’s sole cost and expense) reasonable access, during normal business hours and upon reasonable notice (and in the event of any facility visit request, at least 48 hours prior notice), to the personnel, facilities, book and records of the Seller Group related to the Business or the Transferred Assets, that are in the possession or under the control of the Seller Group; provided, however, that (i) all requests for access shall be directed to Ash Sawhney (email: ash.sawhney@ebix.com) or such other person(s) as the Seller may designate in writing from time to time (the “Seller Access Contact”), (ii) such activities do not unreasonably interfere with the ongoing business or operations of the Seller Group, (iii) the Seller shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.2(a), (iv) such access or related activities would not cause a violation of any agreement to which any member of the Seller Group is a party, (v) no Personal Information shall be disclosed or used other than in compliance with applicable privacy law and (vi) nothing herein shall require any member of the Seller Group or their representatives to furnish to Purchaser or provide Purchaser with access to information that (A) is subject to an attorney-client or an attorney work-product privilege, (B) legal counsel for the Seller Group reasonably concludes may give rise to antitrust or competition law issues or violate a protective order or otherwise may not be disclosed pursuant to applicable Law or (C) would cause significant competitive harm to the Seller Group if the Transactions are not consummated. Without limiting the generality of the foregoing, the Seller will make available to Purchaser true, correct and complete copies of each of the Assigned Contracts listed on Schedule 2.1(c), together with all amendments thereto. Seller will make the Business Software available to a third party consultant engaged by Purchaser and reasonably acceptable to Seller (such vendor, the “Software Consultant”) for inspection and analysis upon reasonable notice, including providing the Software Consultant with reasonable access to inspect and examine the source code (and, via “over the shoulder” access via Seller’s personnel, access to the relevant source code repositories) for the Business Software and related documentation, including any Business Software specifications. Software Consultant’s access shall be provided solely during Seller’s regular business hours on Business Days and in a manner that does not unreasonably interfere with the operation of Seller’s businesses (including the Business). Seller shall not be required to make Business Software available to the Software Consultant if Software Consultant does not execute a non-disclosure agreement with Seller that is reasonably acceptable to Seller and that prohibits Software Consultant from disclosing any source code of the Business Software to any third party including Purchaser or any of its Affiliates. To the extent that the Software Consultant identifies any material security weaknesses or vulnerabilities in the Business Software, Seller agrees to use commercially reasonable efforts to materially remediate any such material defects promptly. Seller shall provide Purchaser with a proposed plan for remediating any such material defects.

(b) Notwithstanding anything to the contrary contained in this Agreement, from the date of this Agreement until the Closing Date, Purchaser shall not, and shall cause its representatives not to, have any contact or discussions concerning any member of the Seller Group, the Business or the Transaction with any Person known by Purchaser to be a lender, borrower, creditor, guarantor, business partner, bank, landlord, tenant, supplier, customer, employee, manager, franchisee, distributer, noteholder, independent contractor or consultant to the Business or that has a material business relation with Seller with respect to the Business, in each case, without the prior written consent of the Seller Access Contact (which consent may be withheld in the Seller’s sole discretion and, if given, may be conditioned on the Seller Access Contact or his or her designee having the right to participate in any meeting or discussion); provided, that the foregoing shall not prohibit Purchaser and its Affiliates from discussing the foregoing with any such Persons to the extent that Purchaser and its Affiliates have an on-going material business relationship with such Persons.

(c) Any information provided to or obtained by Purchaser or its representatives, including pursuant to this Section 6.2 is confidential information and subject to the terms of, and the restrictions contained in, the Confidentiality Agreement. Effective upon (and only upon) the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further Liability or obligation thereunder except with respect to any confidential information provided to or obtained by Purchaser or its representatives concerning the Seller Group, which information shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. If this Agreement is terminated prior to Closing for any reason, the duration of the confidentiality of the Confidentiality Agreement shall be deemed extended, without any further action by the parties, for a period of time equal to the period of time elapsed between the date such Confidentiality Agreement was initially signed and the date of termination of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, to the extent necessary to comply with Treasury Regulations Section 1.6011-4(b)(3), each of the parties hereto (and any employee, representative, or other agent of such party) may disclose to any Governmental Authority the U.S. federal tax treatment and tax structure of any transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary contained herein, nothing in this Section 6.2 shall limit the ability of the parties or any of their respective Affiliates to make any disclosure to their respective tax advisors or any taxing authority.

6.3 Efforts to Consummate. Except as otherwise provided in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to cause the Closing to occur as soon as possible after the date hereof, including satisfying the conditions precedent set forth in Article 8 applicable to such party including (a) defending against any Actions, judicial or administrative, challenging this Agreement or the consummation of the Transactions, (b) seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed, and (c) and executing any additional instruments reasonably requested by another party hereto (without cost or expense to the executing party) necessary to carry out the Transactions and to fully carry out the purposes of this Agreement; provided, however, that, for purposes of “commercially reasonable efforts” standard as required by this Section 6.3 or Section 6.4, neither the Seller nor its Affiliates or representatives shall be required to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise expend any money or suffer any detriment, to expend any money to remedy any breach of any representation or warranty hereunder, to commence any Action, to waive or surrender any right, to modify any agreement (including any Assigned Contract) or to provide financing to Purchaser for the consummation of the Transactions.

6.4 Notices and Consents. Reasonably promptly following the execution of this Agreement, the Seller will give, or cause to be given, applicable notices to third parties and thereafter will use commercially reasonable efforts (as limited by Section 6.3) to obtain any required third-party consents; provided, however, that no representation, warranty, covenant or agreement of the Seller shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such third-party consent, (b) any termination of a Contract as a result of the failure to obtain such third-party consent or (c) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination.

6.5 Regulatory Matters and Approvals.

(a) Each of Purchaser and the Seller will provide any notices to and make any filings with any Governmental Authority that are necessary to consummate the Transactions. Without limiting the generality of the foregoing, the Seller and Purchaser shall, no later than ten (10) Business Days after the date hereof, prepare and file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required under the HSR Act for the Transactions. Each of Purchaser and the Seller shall submit as soon as practicable any supplemental or additional information which may reasonably be requested by the FTC and the DOJ or by any other Governmental Authority in connection with such filings and shall comply in all material respects with all applicable Laws relating thereto.

(b) Without limiting the generality of the foregoing: (i) Purchaser shall, and shall cause its subsidiaries to, promptly take any and all steps reasonably necessary to avoid, eliminate or resolve each and every impediment and obtain all necessary clearances, consents, approvals and waivers under the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (each, an “Antitrust Law,” and collectively “Antitrust Laws”) set out on Schedule 6.5(b), so as to enable the parties to cause the Closing to occur as soon as practicable and in any event prior to the Outside Date, including (A) proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting), by Order, consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or holding separate of such assets or businesses of the Seller or its respective subsidiaries; (B) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of the Seller or its respective subsidiaries; (C) creating any relationships, ventures, contractual rights, obligations or other arrangements of the Seller or its respective subsidiaries; and (D) entering or offering to enter into agreements and stipulating to the entry of an Order or decree or filing appropriate applications with any Governmental Authority in connection with any of the actions contemplated by the foregoing clauses (A) through (C) (provided that the Seller shall not be obligated to take any such action unless the taking of such action is conditioned upon the consummation of the Transactions), in each case, as may be necessary, required or advisable in order to satisfy the requirements of any applicable Antitrust Law, to avoid the entry of, or to effect the dissolution of or to vacate or lift, any decree or Order (whether temporary, preliminary or permanent) that would otherwise have the effect of restraining, preventing or delaying the consummation of the Transactions, or to avoid the commencement of any Action that seeks to prohibit the Transactions; provided, that in no instance shall the actions taken in connection with this clause (i) have, individually or in the aggregate, a material adverse effect on the Transferred Assets; and (ii) if any objections are asserted with respect to the Transactions under any applicable Antitrust Law or if any Action, whether judicial or administrative, is instituted by any Governmental Authority or any private party challenging the Transactions as violating any applicable Antitrust Law, each of Purchaser and the Seller shall cooperate with one another and Purchaser shall use its reasonable best efforts to: (A) oppose or defend against any action to prevent or enjoin consummation of the Transactions and (B) take such action as necessary to overturn any action by any Governmental Authority or private party to block consummation of the Transactions, including by defending any Action brought by any Governmental Authority or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Law or Order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Transactions, or in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such Transactions under such Laws so as to permit consummation of the Transactions.

(c) Each of Purchaser and the Seller will promptly notify the other parties hereto of any written communication made to or received by either Purchaser and/or the Seller, as the case may be, from any Governmental Authority regarding the Transactions, and, subject to applicable Law, if practicable, (i) permit the other parties hereto to review in advance any proposed written communication to any such Governmental Authority and incorporate the other parties’ reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and (iii) to the extent permitted by such Governmental Authority, give the other parties hereto the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand and any such Governmental Authority or its staff on the other hand, with respect to this Agreement and the Transactions; provided, however, that this Agreement shall not obligate any party to disclose to any other party such portions of any proposed or final correspondence, filing or other written communication with a Governmental Authority or its staff as the party to such correspondence, filing or communication may reasonably deem competitively-sensitive, privileged or confidential vis-à-vis the other party, except that it shall disclose matters to the external counsel of the other party to the extent reasonably necessary in order to enable the party to fulfill its cooperation obligations in this Section 6.5(c).

(d) Purchaser shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by way of arrangement, amalgamation, merger or consolidation with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to or the consummation of such acquisition, arrangement, amalgamation, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions or (iii) materially delay the consummation of the Transactions.

(e) Notwithstanding anything herein to the contrary, the Purchaser shall control the strategy for obtaining all authorizations, consents, orders and approvals of any Governmental Authority pursuant to this Section 6.5 and shall take the lead in communicating with Governmental Authorities and control the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any Governmental Authority with respect thereto.

6.6 Public Announcements. Between the date of this Agreement and the Closing Date, except to the extent required by any applicable Law or Action (including the Bankruptcy Cases), neither Purchaser nor the Seller shall, and Purchaser and the Seller shall cause their respective Affiliates and representatives not to, directly or indirectly, issue any press release or public announcement of any kind without the prior written consent of Purchaser and the Seller; provided, however, that the Seller and its Affiliates may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Seller may reasonably determine is necessary to comply with applicable Law or the requirements of this Agreement or any other agreement to which Seller or any such Affiliate is a party or any securities exchange on which the securities of Seller or any such Affiliate are listed. Purchaser and the Seller shall cooperate in good faith to prepare a joint press release to be issued on the Closing Date, the terms of which shall be mutually agreed upon by the parties.

6.7 Update of Schedules; Knowledge of Breach. From time to time prior to the Closing, the Seller may supplement or amend the Schedules. Any such supplemental or amended disclosure shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Section 8.2(a) have been satisfied. From and after the Closing, references to the Schedules shall be references to the Schedules as supplemented, modified and/or updated. If, prior to the Closing, Purchaser shall have reason to believe that any breach of a representation or warranty of the Seller has occurred (other than through notice from the Seller), Purchaser shall promptly so notify the Seller, in reasonable detail.

6.8 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 8 becoming incapable of being satisfied.

6.9 Transferred Employees; Employee Benefits .

(a) No later than thirty (30) days prior to the Closing Date, Seller shall deliver an updated Schedule 1.1(a) reflecting any changes to the Business Employees. The Purchaser, in its sole and absolute discretion, may offer employment commencing on the Closing Date to any

Business Employees; provided, that Purchaser shall make an Acceptable Employment Offer to each Key Employee no later than the later of (i) twenty (20) Business Days prior to the Closing and (ii) three (3) Business Days after Purchaser has been selected as the Successful Bidder. Subject to Section 6.9(b) below, those Business Employees to whom offers of employment are made, who accept such offer of employment within the time period set forth in the offer, and who commence employment as of the Closing Date shall be collectively referred to as the “Transferred Employees.”

(b) Notwithstanding anything to the contrary in Section 6.9(a), in the case of any Business Employee to whom an offer is made and who is on inactive status or otherwise absent from employment on the Closing Date, such offer shall be binding on Purchaser and such Business Employee shall have up to six (6) months after the Closing Date to report to Purchaser for active work, provided that such Business Employee provides acceptable medical, military or other type of release for regular work or work with reasonable accommodation, unless a longer period of leave is required under applicable Law as determined by Purchaser. Such individual who has fulfilled the requirements of this Section 6.9(b) shall be deemed to commence employment with Purchaser or an Affiliate thereof as of the date he or she commences active work with Purchaser and shall become a Transferred Employee as of such date.

(c) Purchaser shall provide, or cause to be provided, to each Transferred Employee for a period of one year following the Closing Date (or, except in the case of clause (iii), if earlier, until any termination of such Transferred Employee’s employment with Purchaser or an Affiliate), or such longer period of time required by applicable Law, (i) base salary or wages, (ii) commissions, annual bonus and annual incentive pay opportunities, (iii) severance benefits and (iv) other aggregate employee benefits (excluding any defined benefit pension plans, retiree medical benefits, long-term incentive awards, and change in control, transaction, retention or similar payments) that in each case are no less favorable than those provided to similarly-situated employees of Purchaser (or its applicable Affiliate employing the Transferred Employees); provided, however, that, for the avoidance of doubt, Purchaser shall not have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements.

(d) For purposes of eligibility, vesting and benefit accrual (other than accruals under a defined benefit pension plan or retiree medical plan) under the employee benefit plans of Purchaser providing benefits to Transferred Employees (the “Purchaser Plans”), Purchaser shall credit each Transferred Employee with his or her years of service with the Seller Group and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Seller Plan. Purchaser shall take commercially reasonable steps to ensure that Purchaser Plans shall not deny Transferred Employees coverage on the basis of pre-existing conditions and, subject to sufficient documentation provided by Seller to Purchaser, shall credit such Transferred Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in Purchaser Plans.

(e) Purchaser shall be responsible for and pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employees or their covered dependents after the Closing Date.

(f) Subject to and effective upon the Closing, Seller and each of its Affiliates shall be deemed to have released each individual who becomes a Transferred Employee from any non-competition, non-solicitation or similar restriction to which such Transferred Employee is subject, whether pursuant to a contractual arrangement or otherwise (the “Restrictive Covenants”); provided, such release shall only apply in respect of services being provided to Purchaser and its Affiliates. To the extent requested in writing by Purchaser, Seller shall provide written documentation evidencing the release of any or all Transferred Employees from such Restrictive Covenants and deliver such documentation to Purchaser reasonably promptly following such written request (but in no event later than the later of (i) ten (10) Business Days following such written request and (ii) the Closing). In connection with the foregoing, following the Closing, neither Seller nor any of its Affiliates shall have any right or cause of action against Purchaser or the Transferred Employees pursuant to such Restrictive Covenants in connection with Purchaser’s employment of the Transferred Employees.

(g) With respect to any accrued but unused vacation time and sick leave to which any Transferred Employee is entitled pursuant to the vacation and sick leave policy applicable to such Transferred Employee immediately prior to the Closing Date, Purchaser shall allow such Transferred Employee to use such accrued vacation and sick leave following the Closing Date (provided that such accrued vacation and sick leave shall not be duplicative of the vacation and sick leave policy of Purchaser). Purchaser shall permit each Transferred Employee to accrue additional vacation and sick leave in accordance with the vacation and sick leave policy of Purchaser (provided that such participation does not result in duplicative benefits with any vacation or sick leave accrued as of immediately prior to the Closing Date).

(h) Nothing herein expressed or implied is intended to confer on any Person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Section 6.9, and no individual shall be deemed to be a third-party beneficiary with respect to this Section 6.9. Nothing contained in this Section 6.9 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Transferred Employee or any change in the employee benefits available to any individual Transferred Employee in a manner consistent with this Section 6.9.

6.10 Quality of Earnings.

(a) As promptly as practicable after the date hereof, Seller will engage PricewaterhouseCoopers LLP or another internationally recognized and mutually agreeable accounting firm (the “QOE Firm”) to conduct and prepare a quality of earnings analysis and report for the Business for the twelve month period ended September 30, 2023, or other similar report (the “QOE Report”) showing (i) EBITDA for such period, (ii) Deferred Revenue as of the end of such period; and (iii) Working Capital as of the end of such period; provided, that, in no event shall Deferred Revenue be included in the determination of Working Capital. The QOE Report shall be conducted and prepared on the basis and scope as mutually determined by Seller and Purchaser (which shall include a report on the EBITDA, Deferred Revenue and Working Capital for the Business). Seller agrees to cooperate and assist with the QOE Firm as may be reasonably requested to conduct and prepare its analysis and the QOE Report.

(b) Seller will request that the QOE Firm complete the QOE Report as soon as reasonably practicable, and in any event, within thirty-five (35) days after the date hereof, and, upon receipt of the QOE Report from the QOE Firm, Seller will promptly provide Purchaser a copy of the QOE Report.

(c) Absent manifest error, EBITDA for the Business for the twelve month period ended September 30, 2023, as reported in the QOE Report shall be the “QOE EBITDA” and shall be final and binding upon the parties.

6.11 Financing Cooperation Between the date of this Agreement and the Closing Date, the Seller shall, shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its other representatives to, use commercially reasonable efforts to provide cooperation reasonably requested by Purchaser that is necessary and customary for the arrangement of any Debt Financing.

6.12 Transition Services Agreement.

(a) Each of Seller and Purchaser shall negotiate and cooperate in good faith and use its reasonable best efforts to identify and agree to the Services (as defined in the Transition Services Agreement) to be provided under the Transition Services Agreement by the date that is ten (10) Business Days prior to the Closing.

(b) With respect to such Services to be provided by Seller to Purchaser, such Services shall include those Services that were provided by Seller or its Affiliates to the Business during the twelve (12) month period prior to the date hereof and such other services as the parties otherwise agree. To the extent a Service being provided under the Transition Services Agreement was not previously provided by, or caused to be provided by, Seller or its Affiliates to the Business, the Seller and Purchaser agree such Services shall be billed at a time and materials rate to be reasonably negotiated. Seller shall perform such Services in a manner such that the Services are substantially the same as the quality and level of service of the equivalent services that were provided by or on behalf of Seller or its Affiliates to the Business during the twelve (12) months prior to the Closing.

(c) With respect to such Services to be provided by Purchaser to Seller, such Services shall include those Services that were provided by the Business Employees to Seller or its Affiliates (other than in connection with the Business) during the twelve (12) month period prior to the date hereof and such other services as the parties otherwise agree. To the extent a Service being provided under the Transition Services Agreement was not previously provided by, or caused to be provided by, the Business Employees to Seller or its Affiliates, the Seller and Purchaser agree such Services shall be billed at a time and materials rate to be reasonably negotiated. Purchaser shall perform such Services in a manner such that the Services are substantially the same as the quality and level of service of the equivalent services that were provided by or on behalf of the Business Employees to Seller or its Affiliates during the twelve (12) months prior to the Closing.

(d) Seller and Purchaser make such amendments and modifications to the Schedules to the Transition Services Agreement as may be necessary to include the services identified pursuant to Sections 6.12(b) and 6.12(c) as Seller Services (as defined in the Transition Services Agreement) or Buyer Services (as defined in the Transition Services Agreement), as the case may be.

(e) From the later to occur of (i) the expiration or termination of any applicable waiting periods, together with any extensions thereof, under the HSR Act and (ii) entry of the Sale Order with Purchaser as the Successful Bidder, and through the Closing, Seller shall, and shall cause its Subsidiaries and their respective representatives to, cooperate in good faith and use their respective commercially reasonable efforts to assist Purchaser and its Affiliates and representatives with the transition of the Business to Purchaser. Such transition assistance shall include making available to Purchaser, its Affiliates and/or their respective representatives (i) appropriate knowledgeable business, operations, and administration personnel and any other personnel, including for initial transition meetings with the appropriate personnel and (ii) any other support that in each case is reasonably necessary for such transition; provided, that such transition assistance shall not unreasonably interfere with the business of Seller or its Affiliates.

ARTICLE 7

POST-CLOSING COVENANTS

7.1 Access to Information; Books and Records.

(a) From and after the Closing, for a period of seven (7) years, and without prejudice to the obligations of Purchaser pursuant to Section 7.3(e), Purchaser and its Affiliates shall (i) afford the Seller Group and their respective representatives reasonable access, during normal business hours, upon reasonable advance notice and under reasonable circumstances, to the books and records of Purchaser and the Business shall permit the Seller Group and their respective representatives to examine and copy such books and records to the extent reasonably requested by such party and (ii) cause their representatives to furnish all information reasonably requested by any member of the Seller Group or their representatives in connection with financial or regulatory reporting, audit, third party litigation, preparing or filing of any Tax Return or the defense of any Tax claim or assessment or any other business purpose; provided, however, that nothing in this Section 7.1 shall require Purchaser or its Affiliates to furnish to the Seller Group or their respective representatives any material that is subject to an attorney-client or solicitor-client privilege or an attorney or solicitor work-product privilege or which may not be disclosed pursuant to applicable Law. For a period of six years following the Closing Date, or such longer period as may be required by applicable Law or necessitated by applicable statutes of limitations, Purchaser shall, and shall cause its Affiliates to, maintain all such books and records in the jurisdiction in which such books and records were located prior to the Closing Date and shall not destroy, alter or otherwise dispose of any such books and records. On and after the end of such period, Purchaser shall, and shall cause its Affiliates to, provide the Seller with at least ten (10) Business Days prior written notice before destroying, altering or otherwise disposing any such books and records, during which period the Seller may elect to take possession, at its own expense, of such books and records.

(b) From the date of this Agreement and for a period of three years following the Closing, Seller shall keep confidential any non-public information in its possession (other than information which was or becomes available to Seller or its Affiliates on a non-confidential basis from a source other than Purchaser or any of its Affiliates) relating to the Business, the Transferred Assets and the Assumed Liabilities; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to the Bankruptcy Code or other applicable Law, legal process (including pursuant to the assertion of Seller’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process), regulatory process or request, or to the extent such disclosure is reasonably necessary for purposes of compliance by Seller or its Affiliates with tax or regulatory reporting requirements; provided that in the event of any such disclosure pursuant to this Section 7.1(a), Seller shall (i) provide Purchaser reasonably prompt written notice of the existence, terms and circumstances surrounding such disclosure and (ii) exercise commercially reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Purchaser (at Purchaser’s sole cost) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

7.2 Post-Closing Receipt and Possession of Assets.

(a) After the Closing Date, the Seller shall transfer promptly to Purchaser from time to time (but in any event on a monthly basis) any payments constituting Transferred Assets received by the Seller. After the Closing Date, Purchaser shall transfer promptly to the Seller, from time to time (but in any event on a monthly basis), any payments constituting Excluded Assets, including any Accounts Receivable constituting Excluded Assets, received by Purchaser after the Closing.

(b) In the event that, after the Closing Date, Purchaser receives or otherwise is in possession of any other Excluded Asset, Purchaser shall promptly notify the Seller of its receipt or possession of such other Excluded Asset and transfer, at the Seller’s expense, such Excluded Asset to the Seller. In the event that, after the Closing Date, the Seller receives or otherwise is in possession of any other Transferred Asset, the Seller shall promptly notify Purchaser of its receipt or possession of such other Transferred Asset and transfer, at Purchaser’s expense (unless the Seller was required to transfer such Transferred Asset to Purchaser at Closing, in which case, and without limitation of any other remedies available to Purchaser, such transfer will be at the Seller’s expense), such Transferred Asset to Purchaser.

7.3 Tax Matters.

(a) The Seller shall be responsible for preparing or causing to be prepared all Property Tax Returns for taxable periods ending on or before the Closing Date (each, a “Pre-Closing Tax Period”) that are required to be filed after the Closing and all Property Tax Returns that are required to be filed for any taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) that are required to be filed (taking into account all available extensions) prior to Closing. After the Closing, Purchaser will reasonably assist and cooperate with the Seller in preparing and filing of such Property Tax Returns. The Seller shall provide Purchaser with completed drafts of such Property Tax Returns for Purchaser’s review and reasonable comment at least 30 days prior to the due date for the filing thereof, taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date) and shall make such revisions to such Property Tax Returns as are reasonably requested by Purchaser; provided, that Purchaser’s requests are consistent with the prior practice of the Seller Group (to the extent relevant) and comply with applicable Law. To the extent Purchaser is required by applicable Law to file any such Property Tax Returns, Purchaser shall cause all such Property Tax Returns received from the Seller to be duly executed (as may be required) and timely filed (taking into account all extensions properly obtained).

(b) Purchaser shall prepare and timely file or cause to be prepared and timely filed (taking into account all extensions properly obtained) all Property Tax Returns for Straddle Periods that are required to be filed after the Closing and shall timely pay, or cause to be timely paid, the amount of any Taxes due thereon. Purchaser shall prepare such Property Tax Returns in a manner consistent with past practice to the extent relevant and consistent with applicable Law and shall provide the Seller with completed drafts of such Property Tax Returns for the Seller’s review and reasonable comment at least 30 days prior to the due date for filing thereof, taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date) and shall make such revisions to such Property Tax Returns as are reasonably requested by the Seller, provided such requests are consistent with the prior practice of the Seller Group (to the extent relevant) and comply with applicable Law.

(c) For purposes of this Agreement, with respect to any Transferred Asset, the Seller and Purchaser shall apportion the liability for Property Taxes for any Straddle Period applicable to such Transferred Asset in accordance with this Section 7.3(c). The Property Taxes described in this Section 7.3(c) shall be apportioned between the Seller and Purchaser as of the Closing Date, with Purchaser liable for that portion of the Property Taxes for a Straddle Period (i) with respect to any Property Taxes that are ad valorem taxes imposed on a periodic basis, equal to the Property Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days remaining in such Straddle Period after the Closing Date, and the denominator of which is the total number of days in such entire Straddle Period or (ii) with respect to any other Property Taxes, allocated to the portion of such Straddle Period beginning after the Closing Date based on an interim closing of the books as of the end of the Closing Date. The Seller shall be liable for that portion of the Property Taxes for a Straddle Period for which Purchaser is not liable under the preceding sentence. The party responsible under applicable Law for paying a Tax described in this Section 7.3(c) shall be responsible for administering the payment of such Tax. Purchaser and its Affiliates shall not make or change any Tax election, amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return, or take any other action that could cause or result in an increase in any Tax Liability or reduce any Tax benefit in respect of any Pre-Closing Tax Period or Straddle Period relating to the Seller Group or the Business without the prior written consent of the Seller.

(d) Purchaser shall promptly notify the Seller in writing upon receipt by Purchaser or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, proceedings or assessments relating to Pre-Closing Tax Period or Straddle Period relating to a Property Tax for which any Seller Group Member may be liable (a “Seller Tax Claim”).

(e) The Seller shall have the sole right to control the defense or resolution of any Seller Tax Claim relating to a Pre-Closing Tax Period and Purchaser shall have the sole right to control the defense or resolution of any Seller Tax Claim relating to a Straddle Period, including, in each case, to employ counsel of the controlling party’s choice at its expense; provided, however, that the non-controlling party and its representatives shall be permitted, at their expense, to observe and participate in any defense or resolution of any Seller Tax Claim that it is not entitled to control. Notwithstanding anything to the contrary contained herein, without the prior written consent of the non-controlling party, which shall not be unreasonably conditioned, denied or delayed, the controlling party shall not agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim in a Tax audit or administrative or court proceeding it controls hereunder to the extent that any such compromise, settlement, consent or agreement may affect the Tax liability of the non-controlling party or any of its Affiliates for which the controlling party is not responsible hereunder.

(f) After the Closing, each of the Seller and Purchaser shall (and shall cause their respective Affiliates to):

(i) cooperate in preparing for and defending any audits or proceedings of or disputes with Governmental Authorities regarding any Tax Returns required to be filed by, or Taxes related to the Transferred Assets or the Business due from, the Seller for any Pre-Closing Tax Period or Straddle Period;

(ii) maintain and preserve until the expiration of the applicable statutes of limitations, and make available to the other parties as reasonably requested and to any Governmental Authority as reasonably required, all information, records and documents relating to Taxes related to the Transferred Assets or the Business for any Pre-Closing Tax Period or Straddle Period, and make employees available to the other parties as reasonably requested during business hours to supplement or explain such information, records and documents; and

(iii) furnish the other parties with copies of all correspondence received from any Governmental Authority in connection with any Tax audit, proceeding, assessment or information request relating to Taxes related to the Transferred Assets or the Business for a Pre-Closing Tax Period or Straddle Period, and furnish the other parties with copies of all records and documents relating to Taxes related to the Transferred Assets or the Business for a Pre-Closing Tax Period or Straddle Period that are proposed to be destroyed (and not otherwise in the possession of such other party).

(g) Purchaser shall pay, or cause to be paid, to the Seller the amount of any refunds of Taxes that are Excluded Liabilities paid by the Seller. Purchaser shall use commercially reasonable efforts, and shall cause its Affiliates to use commercially reasonable efforts, at Seller’s expense, to take any action reasonably requested by the Seller in wiring to pursue any claims for such refunds of the Seller. Purchaser shall make payment of any such refunds described in this Section 7.3(g), net of any reasonable costs (including Taxes) incurred by Purchaser and its Affiliates in obtaining such refunds, to the Seller within five days of receipt of the refund. If, in lieu of receiving any such refund, Purchaser or any of its Affiliates reduces a liability for Taxes with respect to a taxable period or portion thereof beginning after the Closing Date, Purchaser shall promptly pay or cause to be paid to the Seller the amount of such reduction in liability for Taxes.

(h) In the event of a conflict between the provisions of this Section 7.3 and the any other Section of this Agreement, this Section 7.3 shall govern and control with respect to Tax matters.

7.4 Damage or Destruction. Until the Closing, the Transferred Assets shall remain at the risk of Seller. In the event of any material damage to or destruction of any of the Transferred Assets after the date hereof and prior to the Closing, the Seller shall give notice thereof to Purchaser. If any damage or destruction of any Transferred Assets is covered by policies of insurance, Seller will use commercially reasonable efforts (a) to file, prior to the Closing Date, claims with respect to such damage or destruction under any insurance policy covering such Transferred Assets and (b) to resolve such claims as promptly as reasonably practicable. If any such damage or destruction is not repaired or replaced by a similar facility in reasonable proximity to any former facility, all right and claim of the Seller to any proceeds of insurance for such damage or destruction of any Transferred Assets shall be assigned and (if previously received by the Seller and not used prior to the Closing Date to repair any damage or destruction) paid to Purchaser at Closing.

ARTICLE 8

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation. The respective obligations of the parties hereto to effect the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Seller and Purchaser), at or prior to the Closing, of the following conditions:

(a) HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(b) No Injunctions or Restraints. No Order or Law preventing the consummation of the Transactions shall be in effect.

(c) Sale Order. The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall be a Final Order (unless such Final Order requirement is waived by the Seller and Purchaser in each of their respective sole discretions).

(d) QOE EBITDA. QOE EBITDA, as finally determined in accordance with Section 6.10, shall be equal to or greater than $39,875,000.

8.2 Conditions to Obligation of Purchaser. The obligations of Purchaser to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Purchaser), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Seller set forth in Sections 3.1, 3.2 and 3.16 shall be true and correct in all respects, except for any failures to be so true and correct which are de minimis in nature, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent expressly made as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), (ii) the representations and warranties set forth in Section 3.4 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date and (iii) each of the other representations set forth in Article 3 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent expressly made as of an earlier date, in which case as of such earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), in the case of this clause (iii), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Covenants and Obligations. The Seller shall have performed or complied in all material respects with the obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions.

(c) Closing Deliverables. The Seller shall have delivered to Purchaser the closing deliveries required to be delivered by the Seller pursuant to Section 2.8(a), Section 2.8(b), Section 2.8(d) and Section 2.8(f).

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, occurrence, change, condition, circumstance, development or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(e) Accepted Employment Offers. (i) Each Key Employee and (ii) at least 50% of the employees set forth on Schedule 8.2(e)(ii) shall have accepted an Acceptable Employment Offer from Purchaser (or an Affiliate of Purchaser) no later than five (5) Business Days prior to the Closing (to become effective as of the Closing), and shall not have repudiated his or her Acceptable Employment Offer, or otherwise terminated employment with the Seller, prior to the Closing Date. This condition shall not be required with respect to any Key Employee that has died or become permanently disabled prior to Closing.

8.3 Conditions to Obligations of the Seller. The obligation of the Seller to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Seller), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein) as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, (i) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

(b) Performance of Covenants and Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with the obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions.

(c) Closing Deliverables. Purchaser shall have delivered to the Seller the closing deliveries required to be delivered by Purchaser pursuant to Section 2.8(a), Section 2.8(b), Section 2.8(c) and Section 2.8(e).

8.4 Waiver of Condition; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. Neither Purchaser nor the Seller may rely on the failure of any condition set forth in this Article 8, as applicable, to be satisfied if such failure was caused by such party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Transactions.

ARTICLE 9

TERMINATION

9.1 Events of Termination. Notwithstanding anything to the contrary, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Purchaser and the Seller;

(b) by Purchaser or the Seller by written notice to Purchaser or the Seller from the other, if the Sale Order has not been entered by the Bankruptcy Court on or before the Outside Date;

(c) by Purchaser, if Seller shall not have filed the Bid Procedures Motion no later than one (1) Business Day after the Petition Date;

(d) By Purchaser if (i) the Bid Procedures Order shall not have been entered by the Bankruptcy Court on or before the date that is 23 days following the Petition Date;

(e) By Purchaser if the Seller shall not have commenced the Auction or the Auction shall not have concluded on or before the date that is 47 days following the Petition Date;

(f) by Purchaser, if the Sale Order shall not have been entered by the Bankruptcy Court on or before the date that is 52 days following the Petition Date;

(g) by Purchaser, if any secured creditor obtains relief from the automatic stay provided by section 362 of the Bankruptcy Code to foreclose on any of the Transferred Assets other than a de minimis portion of the Transferred Assets;

(h) by Purchaser or the Seller, by written notice to Purchaser or the Seller from the other, if (i) the Bankruptcy Court shall enter an order approving a Competing Bid or any sale or other disposition of all or substantially all of the Transferred Assets to a Person other than Purchaser (each, an “Alternate Transaction”) and (ii) either (A) the Purchaser is not serving as the Back-Up Bid or (B) such Alternate Transaction is consummated;

(i) by Purchaser if the Seller (i) withdraws the Sale Motion, or publicly announces its intention to withdraw such motion, (ii) moves to voluntarily dismiss the Bankruptcy Cases, (iii) moves for conversion of the Bankruptcy Cases to Chapter 7 of the Bankruptcy Code, or (iv) moves for appointment of an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code or a trustee in the Bankruptcy Cases;

(j) by Purchaser, by written notice from Purchaser to the Seller, if there has been a breach or inaccuracy of a covenant, representation or warranty made by the Seller in this Agreement, such that the conditions in Section 8.1 or Section 8.2 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by the Seller prior to the earlier of (i) twenty (20) Business Days after receipt of written notice from Purchaser requesting such breach be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(j) shall not be available to Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 8.1 or Section 8.2 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement;

(k) by the Seller, by written notice from the Seller to Purchaser, if there has been a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement, such that the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by Purchaser prior to the earlier of (i) twenty (20) Business Days after receipt of written notice from the Seller requesting such breach be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(k) shall not be available to the Seller if the failure of the Seller to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by the Seller in this Agreement;

(l) by Purchaser or the Seller, by written notice from Purchaser or the Seller to the other, if any Governmental Authority of competent jurisdiction shall have issued an Order, enacted any Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and, in the case of Orders and other actions, such Order or other action shall have become Final Orders; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(l) shall not be available to the party seeking to terminate if any action of such party or any failure of such party to act has contributed to such Order or other action and such action or failure constitutes a breach of this Agreement; or

(m) by Purchaser or the Seller, by written notice from Purchaser or the Seller to the other, if the Closing has not occurred on or prior to the Outside Date; provided, however, that the party exercising the right to terminate this Agreement pursuant to this Section 9.1(m) shall not have been responsible for such failure of the Closing to occur through a breach or inaccuracy of a covenant, representation or warranty contained in this Agreement.

9.2 Effect of Termination.

(a) In the event that this Agreement shall be terminated pursuant to Section 9.1,(i) subject to the terms of the Confidentiality Agreement, Purchaser shall, and shall ensure that its Representatives shall, destroy all Information (as defined in the Confidentiality Agreement) and (ii) all further obligations of the parties hereto under this Agreement shall terminate without further Liability or obligation to the other parties hereto; provided, however, that, notwithstanding the foregoing, the Liabilities and obligations under (A) the Confidentiality Agreement, and (B) Section 2.9(c), Section 6.2(c), this Section 9.2, Section 9.3 and Article 10 shall continue in full force and effect.

(b) Notwithstanding anything to the contrary in this Agreement, in the event of valid termination of this Agreement pursuant to Section 9.1, (i) the Seller’s Liability hereunder for any and all breaches of this Agreement prior to such termination of this Agreement shall be capped at an amount equal to the Breakup Fee and the Purchaser Expense Reimbursement (to the extent payable in accordance with Section 9.3), and (ii) no such termination shall relieve Purchaser from any Liability hereunder for any and all breaches of this Agreement prior to such termination of this Agreement (including if this Agreement is terminated by the Seller pursuant to Section 9.1(k)), payment of the Deposit Escrow Amount pursuant to Section 2.9(c) and the Seller shall be entitled to all remedies available at law or in equity. Upon payment of the Breakup Fee and the Purchaser Expense Reimbursement to Purchaser in accordance with Section 9.3, Purchaser and its former, current or future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and each Affiliate, officer, director, employee, controlling person, advisor, agent, attorney or representatives of any such Person (each, a “Purchaser Related Party,” and collectively, the “Purchaser Related Parties”), will be deemed to have fully released and discharged the Seller and its former, current or future equityholders, advisors, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, Affiliates or assignees and any and all former, current or future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, from any Liability resulting from the termination of this Agreement, and neither Purchaser, any Purchaser Related Party nor any other Person shall have any other remedy or cause of action under or relating to this Agreement or any applicable Law, including for reimbursement of expenses.

9.3 Breakup Fee; Expense Reimbursement. If this Agreement (a) is terminated pursuant to Sections 9.1(b), 9.1(c), 9.1(e), 9.1(f), 9.1(h), 9.1(i), 9.1(j) or 9.1(m) and (b) at the time of such termination, Seller was not then able to terminate this Agreement pursuant to Section 9.1(k), then Seller shall promptly pay to Purchaser by wire transfer of immediately available funds, a termination fee in an amount equal to $12,000,000 (the “Breakup Fee”) and the Purchaser Expense Reimbursement; provided, however, that (i) if this Agreement has been terminated and, at the time of such termination, Purchaser or Seller has the right to terminate this Agreement pursuant to Section 9.1(l) or (ii) if this Agreement has been terminated pursuant Section 9.1(m) and, at the time of such termination, the condition set forth in Section 8.1(a) has not been satisfied, then, in either case, the Breakup Fee and the Purchaser Expense Reimbursement shall not be payable. No bidder other than Purchaser shall be entitled to the Breakup Fee or Purchaser Expense Reimbursement. The Breakup Fee and Purchaser Expense Reimbursement shall be free of any Liens. The parties hereto acknowledge and agree that the Breakup Fee and Purchaser Expense Reimbursement, on the terms and subject to the conditions to the payment thereof, (a) shall be Purchaser’s sole recourse in connection with this Agreement and the other Transaction Documents in the event this Agreement is terminated prior to the Closing under Section 9.1 and (b) shall (i) constitute allowed superpriority administrative expenses of the Debtors pursuant to sections 105(a), 364(c)(1), 503(b) and 507(a)(2) of the Bankruptcy Code with priority over all other administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code (except those administrative expenses granted to the lenders under the Debtors’ post-petition debtor in possession financing facility and the adequate protection claims of the lenders under the Pre-Petition Credit Facility); provided that, upon a sale of the Transferred Assets (or a material portion of them), including pursuant to plan of reorganization under chapter 11 of the Bankruptcy Code or a liquidation under chapter 7 of the Bankruptcy Code, the Breakup Fee and Purchaser Expense Reimbursement shall be paid from the proceeds of such sale prior to any payments or other recoveries being made in respect of any post-petition debtor in possession financing facility of the Debtors or the Pre-Petition Credit Facility.

ARTICLE 10

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. All covenants and agreements contained in this Agreement that by their term are to be performed in whole or in part, or which prohibit actions, subsequent to Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to Closing, survive the Closing in accordance with their terms until fully performed or satisfied. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder shall not survive Closing and shall therefor terminate, including any Action for damages in respect of any breach or inaccuracy thereof. Notwithstanding the foregoing, the provisions of Section 2.9(c), Section 6.2(c), Article 7, Section 9.2, Section 9.3 (if applicable), this Article 10 and the Confidentiality Agreement shall survive the Closing.

10.2 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Confidentiality Agreement and the Related Documents, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (including any letters of intent or term sheets), whether written or oral, among the parties with respect to such subject matter (other than the Confidentiality Agreement and the Related Documents) or any prior course of dealings. The parties hereto have voluntarily agreed to define their rights, Liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and conditions of this Agreement, the Confidentiality Agreement and the Related Documents, and the parties hereto expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement, the Confidentiality Agreement and the Related Documents. Furthermore, the parties each hereby acknowledge that this Agreement, the Confidentiality Agreement and the Related Documents embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties to this Agreement, the Confidentiality Agreement and the Related Documents specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any Related Claims shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that neither party hereto shall have any remedies or cause of action (whether in contract or in tort or otherwise) of any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

10.3 Amendment; No Waiver. This Agreement and the Related Documents may be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by a written instrument making specific reference to this Agreement (and, if applicable, the Related Documents) executed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party of a breach of any provision of this Agreement or the Related Documents shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4 Severability; Specific Versus General Provisions. Whenever possible, each provision of this Agreement and the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement or the Related Documents is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement and the Related Documents shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, in whole or in part, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable Law. No party hereto shall assert, and each party shall cause its respective Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable. Notwithstanding anything to the contrary, to the extent that a representation, warranty, covenant or agreement of the Seller contained in this Agreement or the Schedules (each, a “Provision”) addresses a particular issue with specificity (a “Specific Provision”), and no breach by the Seller exists under such Specific Provision, the Seller shall not be deemed to be in breach of any other Provision (with respect to such issue) that addresses such issue with less specificity than the Specific Provision, and if such Specific Provision is qualified or limited by the Seller’s Knowledge, or in any other manner, no other Provision shall supersede or limit such qualification in any manner.

10.5 Expenses and Obligations. Except as otherwise provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the Transactions, including the costs, expenses and disbursements of counsel and accountants, shall be borne solely and entirely by the party that has incurred such expenses; provided, however, that Purchaser shall pay, or promptly reimburse the Seller for, any filing fees which relate to any required governmental filing or notification, including filing fees under the HSR Act.

10.6 Notices. All notices, consents, waivers, and other communications under this Agreement or the Related Documents must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if delivered by electronic mail (unless the sender receives an automated message that the email has not been delivered) on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day) and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or email addresses set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties in accordance with this Section 10.6):

If to Purchaser:

Zinnia Distributor Solutions LLC

600 Steamboat Road

Greenwich, CT 06830

Attention: Michele Trogni

          George Esposito

Email: michele.trogni@zinnia.com

    george.esposito@zinnia.com

with a copy to (which will not constitute notice):

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention: Samuel Khalil

          Matthew Brod

          Jason Anderson

Email: skhalil@milbank.com

    mbrod@milbank.com

    jtanderson@milbank.com

If to the Seller:

Ebix, Inc.

1 Ebix Way

Johns Creek, Georgia

Attention: Robin Raina

Email: rraina@Ebix.com

with a copy to (which will not constitute notice):

Sidley Austin LLP

2021 McKinney Ave.

Suite 2000

Dallas, TX 75201

Attention: Thomas Califano

          Scott Parel

          Justin Macke

Email: tom.califano@sidley.com

            sparel@sidley.com

            jmacke@sidley.com

10.7 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, or other agreed format shall be sufficient to bind the parties to the terms and conditions of this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any Related Document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

10.8 Governing Law. This Agreement, the Related Documents and all Related Claims shall be governed by the internal laws of the State of Delaware (including its statute of limitations), without giving effect to any choice or conflict of law principles or rules that would cause the application of the Laws of any other jurisdiction.

10.9 Submission to Jurisdiction; Consent to Service of Process.

(a) Without limiting any party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to interpret and/or enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any Related Document, any breach or default hereunder or thereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.6; provided, however, that if the Bankruptcy Cases have closed, the parties agree to irrevocably submit to the exclusive jurisdiction of the United States District Court for the Northern District of Texas over all Related Claims, and each party hereto hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. The parties hereto hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 10.6 (other than by email) along with a notification that service of process is being served in conformance with this Section 10.9(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

10.10 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING OR RELATED CLAIM BROUGHT BY OR AGAINST IT, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS.

10.11 Rights Cumulative. All rights and remedies of each of the parties under this Agreement and the Related Documents will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, the Related Documents or applicable Law.

10.12 Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any party hereto at any time, whether or not by operation of law, without the prior written consent of the Seller and Purchaser, and any attempted assignment without the required consent shall be void; provided, however, that (a) Purchaser may assign (i) any of its rights or delegate any of its duties under this Agreement to any of its Affiliates, and (ii) its rights, but not its duties, under this Agreement to any of its financing sources and (b) the Seller may assign any of its rights or delegate any of its duties under this Agreement (i) to any of its Affiliates and (ii) for collateral security purposes to any lender of the Seller or its Affiliates; provided, further, however, that, in each case, such assignment shall not release Purchaser from its obligations under this Agreement and the Seller shall have no obligation to pursue remedies against any assignee of Purchaser before proceeding against Purchaser for any breach of Purchaser’s obligations hereunder.

10.13 Specific Enforcement; Remedies. The parties hereto agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) Purchaser, on the one hand, and the Seller, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise and that this shall include the right of the Seller to cause Purchaser to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Laws and to thereafter cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Seller nor Purchaser would have entered into this Agreement. Remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement. Each of the parties hereto hereby (A) waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, (B) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief and (C) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Notwithstanding anything to the contrary, in no event shall this Section 10.13 be used, alone or together with any other provision of this Agreement, to require the Seller to remedy any breach of any representation or warranty of the Seller.

10.14 Third-Party Beneficiaries. Except as set forth in Article 2 (with respect to the Seller), Section 9.2(b) (with respect to the released parties identified therein), Section 10.15 (with respect to the Nonparty Affiliates), Section 10.16 (with respect to the released parties identified therein), Section 10.17 (with respect to the Sellers’ Group Members) and the next sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement. From and after the Closing, all of the Persons identified as third-party beneficiaries in the first sentence of this Section 10.14 shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any party hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.15 No Personal Liability of Directors, Officers and Owners. All Related Claims may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (each, a “Contracting Party,” and collectively, the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any of the foregoing (each, a “Nonparty Affiliate,” and collectively, “Nonparty Affiliates”), shall have any Liability pursuant to any Related Claim; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Documents.

10.16 General Release.

(a) Effective as of the Closing, the Seller, on behalf of itself, its Affiliates and each of their respective successors and assigns (each of the foregoing, a “Seller Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges Purchaser and its respective past and present directors, managers, officers, employees, agents, stockholders, members, representatives and Affiliates from and against, and covenants that it will not (directly or indirectly) assert any claim or proceeding of any kind before any Governmental Authority based upon, any and all claims, Actions, causes of action, suits, rights, debts, agreements, Losses and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity, whether existing as of the Closing or arising thereafter, that a Seller Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. The foregoing sentence shall not be deemed to be a release or waiver by a Seller Releasing Party of any Action it may have (i) under this Agreement or any of the other Related Documents or (ii) as a trade counterparty of any of Purchaser or its Affiliates.

(b) Effective as of the Closing, Purchaser, on behalf of itself, its Affiliates and each of their respective successors and assigns (each of the foregoing, a “Purchaser Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges Seller, its Affiliates and its and their respective past and present directors, managers, officers, employees, agents, stockholders, members, representatives and Affiliates from and against, and covenants that it will not (directly or indirectly) assert any claim or proceeding of any kind before any Governmental Authority based upon, all claims, Actions, causes of action, suits, rights, debts, agreements, Losses and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity, whether existing as of the Closing or arising thereafter, that a Purchaser Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. The foregoing sentence shall not be deemed to be a release or waiver by a Purchaser Releasing Party of any Action it may have (i) under this Agreement or any of the other Related Documents or (ii) as a trade creditor of any member of the Seller Group.

10.17 Legal Representation. Purchaser and the Seller acknowledge and agree that the Law Firm has represented the Seller Group in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Transactions, and that the Seller, its Affiliates and its partners, officers, directors and representatives (each, a “Seller Group Member,” and collectively, the “Seller Group Members”) have a reasonable expectation that the Law Firm will represent them in connection with any Action involving any Seller Group Member, on the one hand, and Purchaser or any of its Affiliates and representatives (each, a “Purchaser Group Member,” and collectively, the “Purchaser Group Members”), on the other hand, arising under this Agreement, the Related Documents or the Transactions. Purchaser hereby, on behalf of itself and the other Purchaser Group Members, irrevocably: (a) acknowledges and agrees that any attorney-client privilege, solicitor-client privilege, work product or other attorney-client or solicitor-client confidential information (“Attorney-Client Information”) arising from communications prior to the Closing between any Seller (including any one or more officers, directors or stockholders of such Seller), on the one hand, and the Law Firm, on the other hand, are not included in the property, rights, privileges, powers, franchises and other interests that are possessed by or vested in the Business or the Transferred Assets, that any such Attorney-Client Information shall be deemed property of, and controlled solely by, such Seller for the benefit and on behalf of the Seller Group Members and, upon request, convey and transfer any Attorney-Client Information to the Seller; (b) acknowledge and agree that the Seller Group Members shall have the right to retain, or cause the Law Firm to retain, any such documentation or information in the possession of the Law Firm or such Seller Group Members at the Closing; (c) agree not to access, retain or use any documentation or information constituting Attorney-Client Information and that no Purchaser Group Member shall have any right to waive any attorney-client privilege or other right to confidentiality with respect to such Attorney-Client Information; (d) disclaim the right to assert a waiver by any Seller Group Member with regard to the attorney-client privilege, solicitor-client privilege or other right to confidentiality with respect to such Attorney-Client Information solely due to the fact that such documentation or information is physically in the possession of Purchaser after the Closing; (e) consent to the Law Firm’s representation after the Closing of any Seller Group Member in any Action that may relate to a Purchaser Group Member or the Transactions and consent to and waive any conflict of interest arising therefrom without the need for any future waiver or consent; and (f) consent to the disclosure by the Law Firm to any Seller Group Member of any documentation or information obtained by the Law Firm during the course of its representation of Seller or any Affiliate prior to the Closing, whether related to this Agreement, the Related Documents, the Transactions or otherwise, whether or not such disclosure is made prior to or after the Closing and whether or not the documentation or information disclosed is subject to any attorney-client privilege, solicitor-client privilege or confidentiality obligation to any Seller, any Affiliate of such Seller or any other Person. In the event that any Action arises after the Closing between any Purchaser Group Member and a Person other than a Seller Group Member, such Purchaser Group Member shall not disclose any documentation or information that is subject to an attorney-client privilege or other rights of confidentiality referenced in this Section 10.17 without the prior written consent of the applicable Seller; provided, however, that if such Purchaser Group Member is required by judicial order or other legal process to make such disclosure, such Purchaser Group Member shall promptly notify the applicable Seller in writing of such requirement (without making disclosure) and shall provide such Seller with such cooperation and assistance as shall be necessary to enable such Seller to prevent disclosure by reason of such attorney-client privilege, solicitor-client privilege or other rights of confidentiality. This Section 10.17 is for the benefit of the Seller Group Members and such Persons are intended third-party beneficiaries of this Section 10.17.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

ZINNIA DISTRIBUTOR SOLUTIONS LLC

By:	/s/ Michele Trogni
Name: Michele Trogni
Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement

SELLER:

EBIX, INC.

By:	/s/ Robin Raina
Name: Robin Raina
Title: President and Chief Executive Officer

Signature Page to Asset Purchase Agreement

EXHIBIT A

Form of Bill of Sale and Assignment and Assumption Agreement

See attached.

Exhibit A to Asset Purchase Agreement

EXHIBIT B

Form of Sale Order

See attached.

Exhibit B to Asset Purchase Agreement

EXHIBIT C

Form of Transition Services Agreement

See attached.

Exhibit C to Asset Purchase Agreement

EXHIBIT D

Form of Bid Procedures

See attached.

Exhibit D to Asset Purchase Agreement

EXHIBIT E

Form of Bid Procedures Order

See attached.

Exhibit E to Asset Purchase Agreement

EXHIBIT F

Form of Trademark Assignment Agreement

See attached.

Exhibit F to Asset Purchase Agreement